EXHIBIT 99.1

USE OF PROCEEDS

The net proceeds from this offering and the concurrent private offering of Second Priority Notes to our affiliate are estimated to be $448.5 million after deducting offering discounts and estimated offering expenses. These net proceeds will be used substantially as follows (dollars in millions):

Aggregate Outstanding Principal Amount
Redeem Castle Funding’s 11.75% Mortgage Notes due in 2003	$242.1
Repay Marina Associates’ bank debt due in 2003	70.0
Redeem Castle Funding’s 13.875% Pay-In-Kind Notes due in 2005	14.3
Repay Trump Indiana’s bank debt due in 2006	20.3
Distribution to acquire or redeem THCR Holdings’ 15.5% Senior Notes due in 2005	96.9
Repay Trump 29 Services’ bank debt due in 2003	0.6

We will use cash on hand for the payment of accrued interest on all retired indebtedness (estimated to be $19.3 million) and the payment to terminate an interest rate swap agreement for Trump Indiana, Inc. (estimated to be $1.0 million).

Upon consummation of this offering and the concurrent private offering to an affiliate of ours, the 11.75% Mortgage Notes and the 13.875% PIK Notes held by non-affiliates will be immediately and irrevocably called for redemption on the date occurring 30 days after the closing of this offering and the concurrent private offering to an affiliate of ours, (the “redemption date”) at the applicable redemption price specified in the relevant indenture, which is 100% of the face amount thereof, plus accrued interest to the redemption date. A portion of the net proceeds of this offering and the concurrent private offering to an affiliate of ours, which, together with cash on hand, will be sufficient to pay the redemption price for these securities will be deposited with the respective Indenture Trustees until the redemption date.

In connection with this offering and the concurrent private offering to an affiliate of ours, THCR Holdings will contribute all of the outstanding equity interests (common stock, partnership interests and limited liability company interests, as the case may be) that it currently owns in the Guarantors, or the Interests, to Trump Casino Holdings. When this contribution is made, the Guarantors will become wholly-owned subsidiaries of Trump Casino Holdings. Certain of the Interests and certain other assets of THCR Holdings, including $141.9 million principal amount of Castle Funding’s 13.875% Pay-In-Kind Notes due 2005 (or PIK Notes), are pledged as collateral security for approximately $109.5 million principal amount of the 15.5% Senior Notes due 2005 issued by THCR Holdings in June 1995. Neither the Issuers nor any of the Guarantors have any obligations under the 15.5% Senior Notes. A portion of the net proceeds of this offering and the concurrent private offering to an affiliate of ours, will be distributed to THCR Holdings and used to purchase or redeem the 15.5% Senior Notes in order to release the Interests and the 13.875% PIK Notes owned by THCR Holdings from the lien of the indenture pursuant to which the 15.5% Senior Notes were issued. The 13.875% PIK Notes owned by THCR Holdings and the 15.5% Senior Notes owned by its subsidiary and to be acquired from Donald J. Trump will be released by the Trustee and then delivered to the issuers thereof on the closing date and retired without payment.

THCR Holdings will acquire $83.6 million principal amount of its 15.5% Senior Notes on the closing date of this offering and the concurrent private offering to an affiliate of ours, in a private transaction from unaffiliated third parties for a price equal to 102.583% of the face amount thereof, plus accrued interest thereon. THCR Holdings will also acquire $16.7 million principal amount of its 15.5% Senior Notes on the closing date in a private transaction with Donald J. Trump. The purchase price for the 15.5% Senior Notes acquired from Mr. Trump will consist of shares of capital stock of THCR valued at $15.0 million, plus a cash amount equal to $1.7 million, plus the applicable redemption premium of 2.583% (approximately $430,000) and accrued interest on the entire $16.7 million of 15.5% Senior Notes being sold by Mr. Trump to THCR. The remaining THCR

Holdings 15.5% Senior Notes not being acquired in the purchase transactions (approximately $9.2 million principal amount) will be called for redemption upon consummation of this offering and the concurrent private offering to an affiliate of ours, (other than $35.5 million of 15.5% Senior Notes owned by its subsidiary).

The net proceeds of this offering and the concurrent private offering to an affiliate of ours, will not, under any circumstances, be used at, or on behalf of, the casino facility at Trump 29 or the operations thereof.

For a discussion of the concurrent private offering of Second Priority Notes to Donald J. Trump or one of his affiliates, see “Certain Relationships and Related Party Transactions” and “Private Placement.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Overview

Upon consummation of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours, we will own and operate two casino gaming facilities, Trump Marina and Trump Indiana, and manage a third casino gaming facility, Trump 29. These businesses derive substantial benefit from the “Trump” name and its association with quality amenities and first class service. A number of other factors, including proven executive and property level management, combined with our focus on slot revenue, well-targeted marketing programs, stringent cost controls, strong customer service and improved customer access to our owned properties have positioned each property to capitalize on its strong competitive position. Our successful business strategy has generated strong financial results at each property and should enable us to capitalize on certain near-term growth opportunities. This offering and the concurrent private offering of Second Priority Notes to an affiliate of ours will extend the maturity of our long-term debt.

In connection with the issuance of the Notes pursuant to this offering memorandum and the concurrent private offering of Second Priority Notes to an affiliate of ours, Marina Associates, Trump Indiana, Inc. and Trump 29 Services will become wholly owned subsidiaries of Trump Casino Holdings. There is no other entity, which had significant assets or operations, which will become a wholly owned subsidiary of Trump Casino Holdings. Prior to the date of consummation of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours, Trump Casino Holdings will have had no significant assets or operations. Accordingly, we have included a discussion and analysis of the financial condition and results of operations of each of Marina Associates, Trump Indiana, Inc. and Trump 29 Services. The Management Discussion and Analysis of Financial Condition and Results of Operations of each of these entities should be read in connection with the respective audited financial statements and notes thereto included elsewhere in this offering memorandum.

Trump Marina Associates, L.P.

The financial information presented below reflects the financial condition and results of operations of Marina Associates. Castle Funding is a wholly-owned subsidiary of Marina Associates and conducts no business other than collecting amounts due under certain intercompany notes from Marina Associates for the purpose of paying principal of, premium, if any, and interest on its indebtedness, which Castle Funding issued as a nominee for Marina Associates.

Gaming revenues are the primary source of Marina Associates’ revenues and primarily consist of slot machine and table game win. The following table details activity for the major components of gaming revenue:

	Year Ended December 31,
	2000	2001	2002
	(Dollars in millions)
Table Game Revenues	$73.0	$63.3	$64.2
Incr (Decr) over prior period		$(9.7)	$0.9
Table Game Drop	$440.8	$384.7	$377.6
Incr (Decr) over prior period		$(56.1)	$(7.1)
Table Win Percentage	16.6%	16.5%	17.0%
Incr (Decr) over prior period		(0.1) pts	0.5 pts
Average Number of Table Games	76	78	79
Incr (Decr) over prior period		2	1
Slot Revenues	$193.0	$202.4	$216.9
Incr (Decr) over prior period		$9.4	$14.5
Slot Handle	$2,459.2	$2,599.6	$2,734.8
Incr (Decr) over prior period		$140.4	$135.2
Slot Win Percentage	7.8%	7.8%	7.9%
Incr (Decr) over prior period		—	0.1 pts
Average Number of Slot Machines	2,410	2,526	2,527
Incr (Decr) over prior period		116	1
Other Gaming Revenues	$1.4	$0.8	$0.8
Incr (Decr) over prior period		$(0.6)	$—
Total Gaming Revenues	$267.4	$266.5	$281.9
Incr (Decr) over prior period		$(0.9)	$15.4

Results of Operations for the Years Ended December 31, 2002 and 2001

Table game revenues increased approximately $833,000, or 1.3%, to $64.2 million for the year ended December 31, 2002 from $63.3 million for the year ended December 31, 2001. This increase was due primarily to a higher table game win percentage of 17.0% for the twelve months ended December 31, 2002, as compared to 16.5% for the twelve months ended December 31, 2001. Table game revenues represent the amount retained by Marina Associates from amounts wagered at table games. The table game win percentage tends to be fairly constant over the long term, but may vary significantly in the short term due to the large wagers by “high end” players. The Atlantic City industry table game win percentages were 15.6% and 15.7% for the years ended December 31, 2001 and 2002, respectively.

Slot revenues increased approximately $14.5 million, or 7.2%, to $216.9 million for the year ended December 31, 2002 from $202.4 million for the year ended December 31, 2001, due primarily to an increased slot handle of approximately $135.2 million, or 5.2%. The increased slot handle is due primarily to sustained marketing programs and events designed specifically for the slot customer.

Nongaming revenues, in aggregate, increased by approximately $1.2 million, or 2.1%, to $61.6 million for the year ended December 31, 2002 from $60.4 million for the year ended December 31, 2001. Cash sales from nongaming operations increased by approximately $2.0 million, or 8.2%, to $26.3 million for the year ended December 31, 2002 from $24.3 million for the year ended December 31, 2001. Also, promotional allowances decreased approximately $685,000, or 0.9% to $73.3 million for the year ended December 31, 2002 from $74.0 million for the year ended December 31, 2001. These results reflect the continued strategy designed to efficiently manage marketing costs and to increase cash sales from nongaming operations.

Gaming costs and expenses increased approximately $3.1 million, or 2.5%, to $127.4 million for the year ended December 31, 2002 from $124.3 for the year ended December 31, 2001. This was due primarily to the increased spending on marketing programs, which was incurred to stimulate gaming revenues.

Room costs increased by approximately $969,000, or 27.1%, to $4.5 million for the year ended December 31, 2002 from $3.6 million for the year ended December 31, 2001. This increase is due primarily to associated costs incurred related to a 27.9% increase in the number of cash rooms sold for the year ended December 31, 2002 as compared to the year ended December 31, 2001.

Food and beverage costs increased by approximately $281,000, or 2.8%, to $10.4 million for the year ended December 31, 2002 from $10.2 million for the year ended December 31, 2001. This increase is due primarily to costs incurred related to a 6.2% increase in food and beverage cash revenues generated in 2002 as compared to 2001.

General and administrative costs and expenses increased approximately $4.1 million, or 6.1%, to $70.5 million for the year ended December 31, 2002 from $66.4 million for the year ended December 31, 2001. This increase is due primarily to costs incurred related to real estate taxes, the Services Agreement, and the additional writeoff of CRDA deposits, as a result of additional donations Marina Associates committed to during the year ended December 31, 2002.

Debt renegotiation costs of $1.3 million for the year ended December 31, 2002 were expenses related to abandoned efforts to refinance the existing long term debt of Marina Associates.

Depreciation and amortization increased approximately $3.5 million, or 19.8%, to $21.4 million for the year ended December 31, 2002 from $17.8 million for the year ended December 31, 2001, primarily due to slot machine purchases during 2001 and 2002.

Interest expense increased approximately $3.5 million, or 5.9%, to $63.6 million for the year ended December 31, 2002 from $60.1 million for the year ended December 31, 2001 primarily due to an increase in the outstanding principal amount of the PIK Notes. THCR Holdings owns approximately 91% of the outstanding principal amount of the PIK Notes.

On July 3, 2002, the State of New Jersey passed the Business Tax Reform Act. This Act, among other things, suspended the use of the New Jersey net operating loss carryforward for two years and introduced a new Alternative Minimum Assessment amount under the New Jersey corporate business tax based on gross receipts or gross profits, as defined. The Business Tax Reform Act is retroactive to January 1, 2002. As a result of the change in the tax law, Marina Associates has recorded a charge to provision for income tax expense of $1.2 million for the year ended December 31, 2002.

Results of Operations for the Years Ended December 31, 2001 and 2000

Table game revenues decreased approximately $9.7 million, or 13.3%, to $63.3 million for the year ended December 31, 2001 from $73.0 million for the year ended December 31, 2000. This decrease was due primarily to a $56.1 million, or 12.7%, decrease in table drop. Table game revenues represent the amount retained by Marina Associates from amounts wagered at table games. The table game win percentage tends to be fairly constant over the long term, but may vary significantly in the short term due to the large wagers by “high end” players. The Atlantic City industry table game win percentages were 15.4% and 15.6% for the years ended December 31, 2000 and 2001, respectively.

Slot revenues increased approximately $9.4, or 4.9%, to $202.4 million for the year ended December 31, 2001 from $193.0 million for the year ended December 31, 2000, due primarily to an increased slot handle of approximately $140.3 million, or 5.7%. The increased slot handle is due primarily to sustained marketing programs and events designed specifically for the slot customer.

Promotional allowances increased approximately $4.1 million, or 5.9%, to $74.0 million for the year ended December 31, 2001 from $69.9 million for the year ended December 31, 2000. This was due primarily to increased spending in promotional and complimentary marketing programs, which was incurred to stimulate slot revenues.

Gaming costs decreased approximately $3.9 million, or 3.0%, to $124.3 million for the year ended December 31, 2001 from $128.2 million for the year ended December 31, 2000. These savings are primarily the result of a decrease in promotional and complimentary expenses achieved by eliminating less profitable programs.

Room costs decreased by approximately $700,000, or 16.4%, to $3.6 million for the year ended December 31, 2001 from $4.3 million for the year ended December 31, 2000. This decrease is due primarily to associated costs incurred related to a 27.3% decrease in the number of cash rooms sold in 2001 as compared to 2000. This reduction reflects a change in marketing strategy in response to industry trends, which increased the offerings of complimentary rooms to patrons in 2001. In some cases, as a result of this change in marketing strategy, the same person who received a cash room at a discounted price in 2000 may have been offered a complimentary room in 2001.

Food and beverage costs decreased by approximately $773,000, or 7.1%, to $10.2 million for the year ended December 31, 2001 from $10.9 million for the year ended December 31, 2000. This decrease is due primarily to associated costs incurred related to an 8.1% decrease in food and beverage cash revenues generated in 2001 as compared to 2000.

General and administrative costs and expenses decreased approximately $2.1 million, or 3.1%, to $66.4 for the year ended December 31, 2001 from $68.5 million for the year ended December 31, 2000. This variance is due primarily to the additional write-off of CRDA deposits, which were necessitated due to additional donations Marina Associates committed to during the year ended December 31, 2000.

Interest expense increased approximately $3.3 million, or 5.8%, to $60.1 million for the year ended December 31, 2001 from $56.8 million for the year ended December 31, 2000, primarily due to an increase in the outstanding principal of the PIK Notes. THCR Holdings owns approximately 90% of the PIK Notes.

Trump Indiana, Inc.

The financial information presented below reflects the financial condition and results of operations of Trump Indiana, Inc.

Gaming revenues are the primary source of Trump Indiana, Inc. revenues and primarily consist of slot machine and table game win. The following table details activity for the major components of gaming revenue:

	Year Ended December 31,
	2000	2001	2002
	(Dollars in millions)
Table Game Revenues	$26.7	$24.7	$21.2
Incr (Decr) over prior period		(2.0)	$(3.5)
Table Game Drop	$161.8	143.9	$128.3
Incr (Decr) over prior period		(17.9)	$(15.6)
Table Win Percentage	16.5%	17.2%	16.6%
Incr (Decr) over prior period		0.7 pts.	(0.6) pts.
Average Number of Table Games	50	52	46
Incr (Decr) over prior period		2	(6)
Slot Revenues	$92.5	98.9	$107.5
Incr (Decr) over prior period		$6.4	$8.6
Slot Handle	$1,422.3	$1,366.4	$1,398.4
Incr (Decr) over prior period		$(55.9)	$32.0
Slot Win Percentage	6.5%	7.2%	7.7%
Incr (Decr) over prior period		0.7 pts.	0.5 pts.
Average Number of Slot Machines	1,238	1,334	1,635
Incr (Decr) over prior period		96	301
Other Gaming Revenues	N/A	N/A	N/A
Incr (Decr) over prior period		N/A	N/A
Total Gaming Revenues	$119.2	$123.6	$128.7
Incr (Decr) over prior period		$4.4	$5.1

Results of Operations for the Years Ended December 31, 2002 and 2001

Gaming revenues are the primary source of Trump Indiana, Inc.’s revenues. Table game revenues represent the amount retained by Trump Indiana, Inc. from amounts wagered at table games. The table win percentage tends to be fairly constant over the long term, but may vary significantly in the short term, due to large wagers by “high end” players. Trump Indiana, Inc. does not actively market to such players. Trump Indiana, Inc.’s table game win percentage was 17.2% and 16.6% for the years ended December 31, 2001 and 2002, respectively.

Table game revenues decreased by $3.5 million, or 14.2%, to $21.2 million for the year ended December 31, 2002 from $24.7 million in the comparable period in 2001. Decreased table drop primarily contributed to the decrease in revenues. Trump Indiana, Inc.’s table drop decreased by $15.6 million or 10.8%. A 0.6 point decrease in table win percentage also contributed to the decrease in table game revenue. Table drop decreased due to management’s decision in 2001 to eliminate “high end” table player marketing efforts, a change in our Asian bus program in the third quarter of 2002, and the general decrease in table game play experienced throughout the casino industry.

Slot revenues increased $8.6 million, or 8.7%, to $107.5 million for the year ended December 31, 2002 from $98.9 million in the comparable period in 2001. There was a 0.5 point increase in slot win percentage in 2002 over 2001. The increase in slot revenues reflects an increase in the number of slot machines in the casino, new slot product and improved marketing and customer service programs. The opening of the new 2,000 space parking garage and the commencement of dockside gaming also contributed to the increase.

Gaming costs and expenses decreased to $63.0 million for the year ended December 31, 2002, or 3.7%, from $65.4 million for the year ended December 31, 2001. A portion of this decrease was due to the State of Indiana’s change in assessing a $3 tax on admissions from a per person per excursion basis to a $3 tax per person on admission to the gaming facility. The rest of the decrease reflects labor and expense cost management.

Promotional allowances increased $1.0 million, or 8.4% to $12.9 million for the year ended December 31, 2002 from $11.9 million for the year ended December 31, 2001. This increase reflects a continuation of a strategy to manage marketing costs to drive revenue growth within a reasonable cost structure.

General and administrative expenses were $27.9 million for the year ended December 31, 2002, a 0.7% decrease from $28.1 million for the year ended December 31, 2001.

Interest expense decreased $1.3 million, or 24.5%, to $4.0 million for the year ended December 31, 2002, from $5.3 million for the year ended December 31, 2001. This decrease reflects refinancing loans at lower interest rates and the repayment of certain capital leases.

Other non-operating income increased $1.1 million to $1.2 million for the year ended December 31, 2002 from $0.1 million the year ended December 31, 2001. This increase reflects the reversal of an accrual for litigation as a result of a final judgment by the court in favor of Trump Indiana, Inc.

No provision for income taxes has been recorded for the year ended December 31, 2002 or 2001 as the Company has sufficient net operating loss carryforwards to offset the taxable income generated. At December 31, 2002, the Company has a federal net operating loss carryforward of approximately $22.2 million for which a full valuation has been recorded as it is uncertain whether the Company will realize full benefit from its net operating loss carryforwards.

Results of Operations for the Years Ended December 31, 2001 and 2000

Gaming revenues are the primary source of Trump Indiana, Inc.’s revenues. Table game revenues represent the amount retained by Trump Indiana, Inc. from amounts wagered at table games. The table win percentage tends to be fairly constant over the long term, but may vary significantly in the short term, due to large wagers by “high end” players. Trump Indiana, Inc.’s table game win percentage was 16.5% and 17.2% for the years ended December 31, 2000 and 2001, respectively.

Table game revenues decreased by $2 million, or 7.5%, to $24.7 million for the year ended December 31, 2001 from $26.7 million in the comparable period in 2000. Decreased table drop primarily contributed to the decrease in revenues. Trump Indiana, Inc.’s table drop decreased by $17.9 million or 11%. This decrease was partially offset by a 0.7 point increase in table win percentage. Table drop was negatively affected by management’s decision in 2001 to eliminate “high end” table player marketing efforts and the general decrease in table game play experienced throughout the casino industry.

Slot revenues increased $6.4 million, or 6.9%, to $98.9 million for the year ended December 31, 2001 from $92.5 million in the comparable period in 2000 primarily due to increasing the number of slot machines in the casino, new slot product and improved marketing and customer service programs. A 0.7 point increase in slot win percentage totally offset a $55.9 million, or 3.9%, decrease in slot handle.

Promotional allowances decreased $7.1 million, or 37.3% to $11.9 million for the year ended December 31, 2001 from $19.0 million for the year ended December 31, 2000. This decrease reflects a strategy to efficiently and effectively manage marketing costs to drive revenue growth within a reasonable cost structure.

Gaming costs and expenses increased to $65.4 million for the year ended December 31, 2001, an increase of $3.3 million, or 5.3%, from $62.1 million for the year ended December 31, 2000. Most of this increase is due to increased gaming taxes associated with the increase in gaming revenues.

General and administrative expenses were $28.1 million for the year ended December 31, 2001, a 11.4% decrease from $31.7 million for the year ended December 31, 2000. This expense decrease is primarily due to a decrease in expense associated with the completion of the five-year license period regulatory obligation in June 2001 for economic development and infrastructure improvements of the City of Gary.

THCR Management Holdings, LLC and THCR Management Services, LLC

Pursuant to the management agreement approved by the NIGC on April 15, 2002, Trump 29 Services commenced operating Trump 29. The term of the management agreement is for five years. In consideration for its management services, Trump 29 Services receives an annual fee equal to 30% of the Net Revenues (as defined in the management agreement) of Trump 29. From April 16, 2002 through December 31, 2002, Trump 29 Services earned a fee of $2.7 million.

General and administrative expenses for the year ended December 31, 2002 were $1.1 million, of which $574,000 were pre-opening costs. Other general and administrative costs of Trump 29 Services consist of direct payroll, travel, legal, insurance and other associated expenses incurred by Trump 29 Services in performance of its management services agreement. There was no comparable expense charged to Trump 29 Services by THCR during 2001.

Interest income for the year ended December 31, 2002 was $278,000 compared to interest income of $38,000 for the two months ended December 31, 2001. The increase is primarily related to interest income on the loan from Trump 29 Services to the Tribe.

Interest expense for the year ended December 31, 2002 was $3.2 million compared to $280,000 for the two months ended December 31, 2001. Interest expense for the year ended December 31, 2002 includes the write-off of approximately $1.7 million deferred financing fees related to a bank loan which was repaid during September 2002.

Pro Forma Results of Operations

On a pro forma basis, our interest expense for the year ended December 31, 2002 would have been approximately $67.9 million compared to actual interest expense of approximately $70.7 million for such period, a reduction of approximately $2.8 million. In addition, on a pro forma basis, we would not have incurred approximately $6.1 million of general and administrative expense for the year ended December 31, 2002 in connection with the Marketing Services Agreement or $1.5 million of interest expense under the intercompany promissory note issued by Trump Indiana, Inc., both of which will be assigned from an affiliate of THCR to Trump Casino Holdings in connection with the consummation of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours. Under certain circumstances, the cash interest rate on the Notes may increase.

Financial Condition—Liquidity and Capital Resources

Historically, cash flows from operating activities have been the primary source of liquidity for Trump Marina and Trump Indiana. To a lesser extent, Trump Marina and Trump Indiana have relied on borrowings or capital lease financings for their liquidity and/or capital resources.

After this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours, we will continue to rely primarily on cash flows from operating activities for our liquidity and capital resources. Our ability to borrow funds for our liquidity needs will be severely restricted by covenants in the indentures governing the Notes and by our high level of indebtedness. Sources of our short-term and long-term liquidity will include primarily: (i) table win, (ii) slot win, (iii) room occupancy, (iv) food and beverage sales and (v) miscellaneous items, less promotional expenses. Although we expect to have sufficient liquidity from the operating activities of Trump Marina and Trump Indiana and the management fees received by Trump 29 Services to meet our obligations, there can be no assurances in this regard. A variety of factors, including a decrease or change in the demand for our services, could have a material adverse effect on our liquidity.

Our combined cash and cash equivalents at December 31, 2002 and 2001were $33.7 million compared to $34.3 million at December 31, 2001. A portion of the cash and cash equivalents balance is required for the day-to-day operations of Trump Marina and Trump Indiana, which includes approximately $13 million of currency and coin on-hand for casino and hotel operations. This amount varies by days of the week, holidays, and seasons.

Trump Marina competes with other Atlantic City hotel casinos on the basis of the quality of our guests’ experiences. We seek to provide high-quality service and amenities and a first class casino gaming experience. In a competitive marketplace like Atlantic City, the ability to offer a high-quality casino gaming experience is largely dependent upon the attractiveness of a hotel casino and on the extent and quality of our facilities.

The cost of the new garage at Trump Indiana, which we own with a joint venture partner that is an affiliate of Majestic Star, was financed with a $20.9 million loan which is secured by an assignment of two separate leases of the garage from the joint venture to each of: (i) Trump Indiana, Inc. pursuant to a lease, dated June 19, 2001, and (ii) Majestic Star under a substantially identical lease. The term of the lease between the joint venture and Trump Indiana, Inc. expires on December 31, 2018. The initial rent payment paid by Trump Indiana, Inc. was approximately $8.4 million. In addition, Trump Indiana, Inc. is obligated to pay the joint venture a monthly rent equal to 50% of the debt service on the $20.9 million loan and 50% of any construction costs incurred by the joint venture in excess of the net proceeds of the loan. In the event either Trump Indiana, Inc. or Majestic Star defaults on its rental obligations under its respective garage lease with the joint venture, the other venturer will be obligated to pay rent in an amount sufficient to satisfy 100% of the joint venture’s debt service obligations under the loan.

Pursuant to a management agreement among Trump 29 Services, the Tribe and Twenty-Nine Palms, Trump 29 Services manages and directs all business and affairs in connection with the day-to-day operation, management and maintenance of Trump 29. In consideration for its management services, Trump 29 Services is entitled to an annual management fee equal to 30.0% of net revenues (as defined in the management agreement), which is payable monthly in arrears. Payments of the management fee are subject to the payment of certain priority amounts under the management agreement. In addition, Trump 29 Services has agreed to subordinate its right to receive management fees to the payment by the Tribe of the Tribe’s bank debt. As a result of such subordination, until the Tribe’s bank debt is paid in full, Trump 29 Services may not accept or receive any prepayment of its management fee or accept or receive any payment from the Tribe in respect of the management fee if a default has occurred and is continuing under the Tribe’s bank debt or if such payment of the management fee would result in a default under the Tribe’s bank debt. Trump 29 Services also agreed to guarantee repayment of up to $2.5 million of the Tribe’s bank debt.

Critical Accounting Policies

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Certain of our accounting policies require higher degrees of judgment than others in their application. See “Notes to Financial Statements” for a discussion of the significant accounting policies of Marina Associates, Trump Indiana, Inc. and Trump 29 Services.

Recent Accounting Pronouncements

In July 2001, the FASB issued Statement No. 141 Business Combinations (or SFAS 141) and Statement No. 142, Goodwill and Other Intangible Assets (or SFAS 142). SFAS 141 is effective as follows: (a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. The effect of adoption of these pronouncements did not have a material impact on us.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (or SFAS 143). This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. Our management does not expect the adoption of SFAS 143 to have an impact on our financial results.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (or SFAS 144). This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard is effective for fiscal years beginning after December 31, 2001. We adopted SFAS 144 on January 1, 2002 and the effect of adoption was not material to us.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Correction (or SFAS 145). SFAS 145 requires, among other items, gains or losses of extinguishments of debt to be classified as income (loss) from continuing operations rather than as an extraordinary item as previously required under SFAS No. 4 unless such extinguishments is determined to be extraordinary pursuant to Accounting Principles Board (or APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Transactions.” SFAS 145 was effective for financial statements issued on or after May 15, 2002. We adopted the provisions of SFAS 145 during 2002, and the effect of adoption was not material to us.

In June 2002 the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (or SFAS 146). This pronouncement, which nullifies EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit on Activity (including Certain Costs Incurred in a Restructuring)”, addresses the accounting and reporting for costs associated with exit or disposal activities. We do not expect the adoption of SFAS No. 146 to have a material impact on our financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34 (or FIN No. 45). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the Company, the initial recognition, measurement provision and disclosure requirements of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. We are currently evaluating what impact, if any, adoption of FIN No. 45 will have on our financial position, results of operations or liquidity.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (or FIN No. 46). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities, the consolidated requirement is effective for interim or annual financial statements beginning after June 15, 2003. We do not believe that we have any variable interest entities which will be subject to consolidation pursuant to FIN No. 46.

Seasonality

Our cash flows from operating activities are seasonal in nature. Spring and Summer are traditionally the peak seasons for Trump Marina, with Autumn and Winter being non-peak seasons. Trump 29’s peak seasons are late Winter and Spring and Trump Indiana is not seasonal. Since Trump Marina accounts for the majority of our business, our operating results during the two quarters ending in March and December are not historically as profitable as the two quarters ending in June and September. Any excess cash flow achieved from operations during peak seasons is used to subsidize non-peak seasons. Performance in non-peak seasons is usually dependent on favorable weather and a long-weekend holiday calendar. In the event that we are unable to generate excess cash flow in one or more peak seasons, it may not be able to subsidize non-peak seasons, if necessary.

Inflation

There was no significant impact on operations as a result of inflation during 2000, 2001 or 2002.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

In connection with the issuance of the Notes pursuant to this offering memorandum, Trump Casino Funding, LLC, Marina Associates, Trump Indiana, Inc., Trump Indiana Realty, LLC, Trump 29 Services and Trump 29 Holdings will become wholly owned subsidiaries of Trump Casino Holdings, LLC. Prior to the date of the consummation of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours, Trump Casino Funding, LLC, Trump 29 Holdings or Trump Indiana Realty, LLC will have had no significant assets or operations. Prior to the date of consummation of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours, Trump Casino Holdings, LLC will have had no assets or operations. The combined balance sheet of Trump Casino Holdings, LLC as of December 31, 2002 and the combined statement of operations for the year ended December 31, 2002 do not include any elimination entries or other adjustments to the historical audited financial statements of Marina Associates, Trump Indiana, Inc., and  Trump 29 Services as there are no significant elimination or other adjustments to record; accordingly, the combined balance sheet as of December 31, 2002 and the combined statement of operations for the year ended December 31, 2002 of Trump Casino Holdings, LLC represents the arithmetic combination of the amounts included in the audited financial statements of Marina Associates, Trump Indiana, Inc. and Trump 29 Services.

The Unaudited Pro Forma Consolidated Balance Sheet of the Company, as of December 31, 2002 and the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2002 (or the Unaudited Pro Forma Financial Statements) are set forth below.

The Unaudited Pro Forma Consolidated Balance Sheet has been prepared assuming that the contribution by THCR Holdings of its interests in Marina Associates, Trump Indiana, Inc. and Trump 29 Holdings to Trump Casino Holdings (or the Contribution) had occurred on December 31, 2002. The Unaudited Pro Forma Consolidated Statement of Operations has been prepared assuming that the Contribution occurred on January 1, 2002.

The Unaudited Pro Forma Financial Statements are presented for informational purposes only and do not purport to present what the Balance Sheet would have been had the Contribution, in fact, occurred on December 31, 2002 or what the results of operations for the year ended December 31, 2002 would have been had the Contribution in fact occurred on January 1, 2002 or to project the results of operations for any future period.

The Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations of the Company also give effect to (a) the redemption of (i) Castle Funding’s 11.75% Mortgage Notes and (ii) Castle Funding’s 13.875% PIK Notes, (b) the repayment of Marina Associates’ bank debt, (c) the repayment of Trump Indiana, Inc.’s bank debt, (d) the repayment of Trump 29 Services’ bank debt and the related termination of an interest rate swap agreement and (e) the capital distribution by Trump Casino Holdings to THCR Holdings for the redemption or purchase of THCR Holdings’ 15.5% Senior Notes. The Unaudited Pro Forma Consolidated Statements of Operations of the Company gives effect to the transactions described above.

The Contribution is anticipated to be accounted for as a “Reorganization of Entities Under Common Control” for accounting and reporting purposes.

The Unaudited Pro Forma Financial Statements should be read in conjunction with the financial statements and related notes thereto included elsewhere in this offering memorandum and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

TRUMP CASINO HOLDINGS, LLC

PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2002

(Dollars in Thousands)

(unaudited)

ASSETS	Trump Marina	Trump Indiana	Trump 29 Services	Combined	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$25,766	$7,897	$—	$33,663	$468,036	(a)
					(244,512	) (b)
					(70,000	) (c)
					(14,458	) (e)
					(98,007	) (f)
					(21,891	) (g)
					(1,268	) (h)
					(19,500	) (i)
					(3,778	) (j)
							$28,285
Accounts receivable, net	8,652	920	—	9,572			9,572
Inventories	2,850	332	—	3,182			3,182
Due from affiliates	—	378	—	378			378
Prepaid expenses and other current assets	3,831	2,850	554	7,235			7,235

Total current assets	41,099	12,377	554	54,030			48,652
Property and equipment, net	462,560	55,294	—	517,854			517,854
Investment in Buffington Harbor	—	31,842	—	31,842			31,842
Other assets	11,399	12,716	223	24,338
					19,500	(i)
					(4,229	) (k)	39,609

Total assets	$515,058	$112,229	$777	$628,064			$637,957

LIABILITIES AND CAPITAL
Current liabilities:
Current maturities of long-term debt	$309,256	$6,214	$1,268	$316,738	$(235,087	) (b)
					(70,000	) (c)
					(3,924	) (g)
					(1,268	) (h)	$6,459
Accounts payable and accrued expenses	28,169	12,389		40,558			40,558
Due to affiliates	4,381		—	4,381			4,381
Accrued interest payable	3,773	—	5	3,778	(3,778	) (j)	—

Total current liabilities	345,579	18,603	1,273	365,455			51,398
Long-term debt, net of current maturities	159,474	18,742	—	178,216	468,036	(a)
					(138,377	) (d)
					(13,686	) (e)
					(17,029	) (g)
					(938	) (g)	476,222
Due to THCR Holdings	—	32,566		32,566	(32,566	) (o)	—
Other	5,974	—		5,974	(3,382	) (d)
					(330	) (e)	2,262
Capital:
Contributed capital	175,395	61,802	1,076	238,273	123,505	(d)
					(98,007	) (f)
					32,566	(o)	296,337
Accumulated deficit	(171,364)	(18,546)	(1,572)	(191,482)	(9,425	) (b)
					18,254	(d)
					(442	) (e)
					(938	) (g)
					(4,229	) (k)	(188,262)
Accumulated other comprehensive loss	—	(938)		(938)	938	(g)	—

Total capital	4,031	42,318	(496)	45,853			108,075

Total liabilities and capital	$515,058	$112,229	$777	$628,064			$637,957

TRUMP CASINO HOLDINGS, LLC

PRO FORMA CONSOLIDATED INCOME STATEMENT

Year Ended December 31, 2002

(Dollars in Thousands)

(unaudited)

	Trump Marina	Trump Indiana	Trump 29 Services	Pro Forma Adjustments		Pro Forma
Revenues:
Gaming	$281,898	$128,747	$—	$—		$410,645
Rooms	18,504	3,331	—	—		21,835
Food and beverage	32,710	2,891	—	—		35,601
Other	10,425	1,910	2,710			15,045

Gross revenues	343,537	136,879	2,710	—		483,126
Less promotional allowances	73,288	12,877	—	—		86,165

Net revenues	270,249	124,002	2,710	—		396,961

Costs and expenses:
Gaming	127,417	63,038	—	—		190,455
Rooms	4,541	1,705	—	—		6,246
Food and beverage	10,435	4,421	—	—		14,856
General and administrative	70,529	27,900	1,115	(6,114	)(l)	93,430
Debt renegotiation costs.	1,345	284	—	(1,629	)(m)	—
Depreciation and amortization	21,356	6,250	—	—		27,606

	235,623	103,598	1,115	(7,743)		332,593

Income from operations	34,626	20,404	1,595	7,743		64,368

Non-operating income (expense):
Interest income	316	273	278			867
Interest expense	(63,574)	(3,951)	(3,203)	1,320	(n)
				1,479	(o)	(67,929)
Other	—	1,219	—			1,219

	(63,258)	(2,459)	(2,925)	2,799		(65,843)

Income (loss) before equity in loss of Buffington Harbor	(28,632)	17,945	(1,330)	10,542		(1,475)
Equity in loss from Buffington Harbor	—	(2,448)	—	—		(2,448)
Provision for income taxes (p)	(1,200)	—	—	—		(1,200)

Net income (loss)	$(29,832)	$15,497	$(1,330)	$10,542		$(5,123)

TRUMP CASINO HOLDINGS, LLC

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

As of December 31, 2002

(in thousands)

(a)	To record the issuance of the First Priority Notes and the Second Priority Notes (including the Second Priority Notes being offered to our affiliate) issued by Trump Casino Holdings each due in 2010. The interest rates on the First Priority Notes and the Second Priority Notes are 11 5/8% and 17 5/8%, respectively.

(b)	To record the redemption of Castle Funding’s 11.75% Mortgage Notes at 100% of principal amount of $242,141. As of December 31, 2002, the carrying value (principal, net of original issue discount) of these Mortgage Notes was $235,087. Additionally, the Mortgage Notes have a thirty day call period where they will remain outstanding from the closing of this transaction. Accordingly, the pro forma balance sheet reflects an additional reduction of cash in the amount of $2,371 for the interest that will be payable thirty days from the closing of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours.

(c)	To record the repayment of Marina Associates $70,000 bank debt.

(d)	To record the cancellation of Castle Funding’s 13.875% PIK Notes at face value of approximately $141,900 and related interest, net of discount, which is held by THCR Holdings, which will be contributed to Marina Associates at book value and cancelled at face value, and the gain of $18,254 resulting therefrom.

(e)	To record the redemption of PIK notes held by third parties at face value of $14,300 and related interest, net of discount, which is held by third parties. Additionally, the PIK Notes have a thirty day call period where they will remain outstanding from the closing of this transaction. Accordingly, the pro forma balance sheet reflects additional reduction of cash in the amount of $158 for the interest that will be payable thirty days from the closing of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours.

(f)	To record the distribution from Trump Casino Holdings to THCR Holdings. The proceeds from the distribution will be utilized by THCR Holdings to retire the outstanding principal balance of $94,500 of THCR Holding’s 15.5% Senior Notes at approximately 102.583% of face value, plus accrued interest (aggregate amount of $98,007).

(g)	To record the repayment of Trump Indiana Inc.’s bank debt and settlement of related interest rate swap.

(h)	To record the repayment of Trump 29 Services’ bank debt.

(i)	To record the payment of the fees associated with the issuance of the Notes.

(j)	To record the payment of accrued interest on the debt redemption as follows:

Castle Funding’s Mortgage Notes	$3,556
Marina Associates’ bank debt	217
Trump 29 Services’ bank debt	5
Trump Indiana Inc.’s bank debt	—

$3,778

(k)	To write-off deferred loan costs associated with the redemption of debt as follows:

Marina Associates’ bank debt	$1,060
Consent fee on PIK purchase	1,900
Trump 29 Services’ bank debt	223
Trump Indiana Inc.’s bank debt	1,046

$4,229

(l)	To eliminate marketing services and license fees charged to Trump Indiana, Inc. from Trump Casino Holdings pursuant to a previously existing agreement between Trump Indiana, Inc. and an affiliate of THCR. Such agreement will be assigned from the affiliate of THCR to Trump Casino Holdings in connection with the closing of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours.

(m)	To eliminate costs incurred with terminated debt restructuring.

(n)	To eliminate PIK and currently payable interest expense and amortization of deferred financing costs on debt being redeemed or repaid and to reflect the interest expense on the Notes (including the Second Priority Notes being offered to an affiliate of ours) as well as the amortization of the deferred financing costs, as follows:

Castle Funding’s Mortgage Notes	$ 28,448
Castle Funding senior secured notes	3,442
Castle working capital facility	278
Marina Associates bank debt	2,346
Castle Funding PIK Notes	19,843
Mortgage Notes discount amortization	6,083
PIK Notes discount amortization	902
Castle Funding amortization of deferred financing fees	892
Trump Indiana, Inc.’s bank debt	1,659
Trump 29 Services’ bank debt	727
Trump Indiana, Inc. amortization of deferred financing fees	437
Trump 29 Services amortization of deferred financing fees	2,476
Interest expense on Notes	(60,863)
Amortization of discount on Notes	(2,834)
Amortization of fees on Notes	(2,516)

$ 1,320

Of the $19.8 million of PIK interest, $17.8 million was satisfied through the issuance of additional PIK notes and accordingly did not have a cash obligation.

During July 2002, Marina Associates entered into a $70 million bank loan facility, the proceeds of which were used to retire Trump Castle Funding’s $62 million senior secured notes and a $5 million working capital loan. The above pro forma adjustments reflect the elimination of the interest expense on the senior secured notes and the working capital loan through July 2002 and the elimination of interest expense on Marina Associates $70 million bank debt from July 2002 through December 31, 2002.

During September 2002, Trump 29 Services repaid existing bank debt (“Trump 29 Old Loan”), a portion of which was refinanced with a $2.2 million bank loan (“Trump 29 New Loan”). The above pro forma adjustments reflect the elimination of interest expense on the Trump 29 Old Loan through September 2002, the elimination of the write-off of deferred financing fees on the Trump 29 Old Loan which occurred in September 2002 in connection with the redemption of this loan, and the elimination of the interest expense on the Trump 29 New Loan from September 2002 through December 31, 2002.

Upon the issuance of the Notes, the Castle Funding Mortgage Notes and Castle Funding PIK Notes owned by the public will not be retired for 30 days. Accordingly, we will incur interest on each of these facilities during the thirty day call period.

(o)	To eliminate the expense on the intercompany loan charge from an affiliate of THCR to Trump Indiana, Inc. Such intercompany loan will be assigned from the affiliate of THCR to Trump Casino Holdings in connection with the closing of this offering and the concurrent private offering of Second Priority Notes to an affiliate of ours.

(p)	The above pro forma adjustments have no effect on income taxes. See notes to consolidated financial statements.

(q)	EBITDA represents income from operations before depreciation, amortization, non-cash write-downs and charges related to required regulatory obligations, non-recurring debt renegotiation costs and, with respect to (i) Marina Associates, fees paid pursuant to the Castle Services Agreement (see “Certain Relationships and Related Party Transactions”); (ii) Trump Indiana, Inc., fees paid pursuant to a marketing service agreement with THCR and (iii) Trump 29 Services, certain pre-opening costs. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA, as management understands that it is used by certain investors as one measure of our historical ability to service our debt. A reconciliation of income from operations to EBITDA is as follows:

	Trump Marina	Trump Indiana	Trump 29 Services	Pro Forma Adjustments	Pro Forma

Income from operations	$34,626	$20,404	$1,595	$(7,743)	$64,368
Depreciation and amortization	21,356	6,250	—	—	27,606
Debt negotiations costs	1,345	284	—	(1,629)	—
CRDA/Indiana Municipal State Obligations(i)	3,762	—	—	—	3,762
Management fee and corporate charges	3,454	6,114	—	(6,114)	3,454
Pre-opening costs	—	—	574	—	574

	$64,543	$33,052	$2,169	$—	$99,764

(i)	Reflects amortization of deposits made to New Jersey Casino Reinvestment Development Authority (“CRDA”) and direct contributions made to the CRDA. Trump Marina is required to make a cash contribution of 1.25% of revenues to the CRDA on a quarterly basis. The total cash contributions to the CRDA was approximately $3.5 million. See financial statements and related notes included elsewhere in this offering memorandum.

INDEX TO FINANCIAL STATEMENTS

Page
Trump’s Castle Associates, L.P. and Subsidiary
Reports of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-4
Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and 2002	F-5
Consolidated Statements of Partners’ Capital for the years ended December 31, 2000, 2001 and 2002	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002	F-7
Notes to Consolidated Financial Statements.	F-8
Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2000, 2001 and 2002	F-19

Other Schedules are omitted for the reason that they are not required or are not applicable, or the required information is included in the consolidated financial statements or notes thereto.

Trump Indiana, Inc.
Reports of Independent Auditors	F-20
Balance Sheets as of December 31, 2001 and 2002	F-22
Statements of Operations for the years ended December 31, 2000, 2001 and 2002	F-23
Statements of Capital for the years ended December 31, 2000, 2001 and 2002	F-24
Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002	F-25
Notes to Financial Statements	F-26

All Schedules are omitted for the reason that they are not required or are not applicable, or the required information is included in the consolidated financial statements or notes thereto.

THCR Management Services, LLC
Reports of Independent Auditors	F-37
Balance Sheets as of December 31, 2001 and 2002	F-39
Statements of Operations for the year ended December 31, 2002 and the two months ended December 31, 2001	F-40
Statements of Changes in Members’ Deficit for the year ended December 31, 2002 and the two months ended December 31, 2001	F-41
Statements of Cash Flows for the year ended December 31, 2002 and the two months ended December 31, 2001	F-42
Notes to Financial Statements	F-43

All Schedules are omitted for the reason that they are not required or are not applicable, or the required information is included in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT AUDITORS

Partners

Trump’s Castle Associates, L.P. and Subsidiary

We have audited the accompanying consolidated balance sheet of Trump’s Castle Associates, L.P. and Subsidiary as of December 31, 2002 and the related consolidated statements of operations, partners’ capital, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the index to the financial statements. These financial statements and schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trump’s Castle Associates, L.P. and Subsidiary at December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Partnership has approximately $312 million of indebtedness which is scheduled to mature during November 2003. This matter raises substantial doubt about the Partnership’s ability to continue as a going concern. Management is actively pursuing refinancing of this debt, and management’s plans in regard to this matter are also described in Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 14, 2003

THE FOLLOWING REPORT OF ARTHUR ANDERSEN LLP IS A COPY OF A PREVIOUSLY ISSUED REPORT THAT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. THE REPORT OF ERNST & YOUNG LLP INCLUDED IN THIS OFFERING MEMORANDUM RELATES TO THE YEAR ENDED DECEMBER 31, 2002. CONSEQUENTLY, FOR THE PURPOSES OF THIS OFFERING MEMORANDUM, THE FOLLOWING REPORT OF ARTHUR ANDERSEN LLP, WHICH IS THE MOST RECENTLY ISSUED REPORT, RELATES ONLY TO THE YEARS ENDED DECEMBER 31, 2001 AND 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump’s Castle Associates, L.P. and Subsidiary:

We have audited the accompanying consolidated balance sheets of Trump’s Castle Associates, L.P. (a New Jersey limited partnership) and Subsidiary as of December 31, 2000 and 2001, and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements and schedule referred to below are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump’s Castle Associates, L.P. and Subsidiary as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purposes of forming an opinion on basic financial statements taken as a whole. The schedule listed in the index to the financial statements is presented for the purpose of complying with the Securities and Exchange Commission’s rule and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements, and in our opinion, fairly states in all material respects the financial data required to set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey

March 13, 2002

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2001	December 31, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,074	$25,766
Trade receivables, less allowance for doubtful accounts of $2,852 and $2,475, respectively	12,023	8,652
Other receivables	941	1,065
Inventories	2,801	2,850
Prepaid expenses and other current assets	1,856	2,766

Total current assets	39,695	41,099

PROPERTY AND EQUIPMENT
Land and land improvements	92,379	92,379
Buildings and building improvements	409,324	410,310
Furniture, fixtures and equipment	51,717	61,803
Construction in progress	3,779	6,639

	557,199	571,131
Less-Accumulated depreciation and amortization	88,387	108,571

	468,812	462,560

OTHER ASSETS	11,503	11,399

Total assets	$520,010	$515,058

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Current maturities of long-term debt	$4,385	$309,256
Trade accounts payable	10,630	7,588
Due to affiliates	8,184	4,381
Accrued payroll and related expenses	6,451	6,927
Accrued interest payable	4,701	3,773
Self insurance reserves	3,258	2,704
Other	9,009	10,950

Total current liabilities	46,618	345,579
LONG-TERM DEBT, LESS CURRENT MATURITIES	433,176	159,474
OTHER LONG-TERM LIABILITIES	6,353	5,974

Total liabilities	486,147	511,027

PARTNERS’ CAPITAL
Contributed capital	175,395	175,395
Accumulated deficit	(141,532)	(171,364)

Total partners’ capital	33,863	4,031

Total liabilities and partners’ capital	$520,010	$515,058

See accompanying notes.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Years Ended December 31,
	2000	2001	2002
REVENUES
Gaming	$267,377	$266,493	$281,898
Rooms	17,640	18,280	18,504
Food and beverage	33,804	31,700	32,710
Other	10,124	10,419	10,425

Gross revenues	328,945	326,892	343,537
Less—Promotional allowances	69,881	73,973	73,288

Net revenues	259,064	252,919	270,249

COSTS AND EXPENSES
Gaming	128,232	124,322	127,417
Rooms	4,272	3,572	4,541
Food and beverage	10,927	10,154	10,435
General and administrative	68,557	66,445	70,529
Debt renegotiation costs	—	—	1,345
Depreciation and amortization	17,381	17,831	21,356

	229,369	222,324	235,623

Income from operations	29,695	30,595	34,626

INTEREST INCOME	1,490	609	316

INTEREST EXPENSE	(56,775)	(60,056)	(63,574)

Loss before income taxes	(25,590)	(28,852)	(28,632)
Provision for income taxes	—	—	(1,200)

Net loss	$(25,590)	$(28,852)	$(29,832)

See accompanying notes

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	Contributed Capital	Accumulated Deficit	Total
Balance at December 31, 1999	$175,395	$(87,090)	$88,305
Net loss	—	(25,590)	(25,590)

Balance at December 31, 2000	175,395	(112,680)	62,715
Net loss	—	(28,852)	(28,852)

Balance at December 31, 2001	175,395	(141,532)	33,863
Net loss	—	(29,832)	(29,832)

Balance at December 31, 2002	$175,395	$(171,364)	$4,031

See accompanying notes.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2000	2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(25,590)	$(28,852)	$(29,832)
Adjustments to reconcile net loss to net cash flows provided by operating activities—
Depreciation and amortization	17,381	17,831	21,356
Issuance of PIK debt in satisfaction of accrued interest	15,188	17,368	17,805
Accretion of bond discount	5,122	5,981	6,985
Provision of losses on receivables	1,318	1,313	2,100
Valuation allowance—CRDA investments	3,680	1,432	3,762
(Increase) decrease in receivables	(5,275)	307	1,147
Decrease (increase) in inventories	167	324	(49)
(Increase) decrease in prepaid expenses and other current assets	(186)	155	(910)
Decrease (increase) in other assets	956	844	(272)
Decrease in due to affiliates	(3,373)	(9,127)	(4,022)
Increase (decrease) in current liabilities	264	2,337	(3,970)
Increase in other long-term liabilities	17	69	1,932

Net cash flows provided by operating activities	9,669	9,982	16,032

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(5,114)	(3,979)	(5,468)
Purchases of CRDA investments	(3,347)	(3,388)	(3,486)

Net cash flows used in investing activities	(8,461)	(7,367)	(8,954)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of other borrowings	(1,385)	(1,777)	(71,856)
Proceeds of other borrowings	—	—	70,000
Cost of issuing debt	—	—	(1,530)

Net cash flows used in financing activities	(1,385)	(1,777)	(3,386)

Net (decrease) increase in cash and cash equivalents	(177)	838	3,692
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	21,413	21,236	22,074

CASH AND CASH EQUIVALENTS AT END OF YEAR	$21,236	$22,074	$25,766

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$36,142	$36,372	$38,737

Cash paid for income taxes	$—	$—	$75

Purchase of equipment under capitalized lease obligations	$1,383	$5,340	$8,235

See accompanying notes.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Organization and Operations

The accompanying consolidated financial statements include those of Trump’s Castle Associates, L.P., a New Jersey limited partnership (the “Partnership”), and its wholly owned subsidiary, Trump’s Castle Funding, Inc., a New Jersey corporation (“Funding”). The Partnership is 99% owned by Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership (“THCR Holdings”) and 1% by Trump’s Castle Hotel & Casino, Inc., a New Jersey corporation (“TCHI”). TCHI is wholly owned by THCR Holdings, and THCR Holdings is currently owned 63.4% by Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”) and 36.6% by Donald J. Trump (“Trump”). THCR and THCR Holdings are reporting companies under the Securities Exchange Act of 1934, as amended.

All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

The Partnership operates the Trump Marina Hotel Casino (“Trump Marina”), a casino hotel located in the marina district of Atlantic City, New Jersey (the “Marina District”). Trump Marina’s revenues are derived primarily from its gaming operations. Competition in the Atlantic City gaming market is intense, and the Partnership believes that this competition, along with potential competition from other jurisdictions, will continue to intensify due to the scheduled opening of a new casino hotel during 2003 and other potential future expansion in Atlantic City and other nearby jurisdictions.

The Partnership has substantial indebtedness. As of December 31, 2002, the Partnership has approximately $312,141,000 of indebtedness which is scheduled to mature during November 2003. This matter raises substantial doubt about the Partnership’s ability to continue as a going concern. The Partnership is actively pursuing the refinancing of these debt obligations (see Note 12). However, there can be no assurance that the Partnership will be successful in refinancing this debt on terms acceptable to the Partnership.

(2)    Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Revenue Recognition

Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from hotel and other services are recognized at the time the related services are performed.

The Partnership provides an allowance for doubtful accounts arising from casino, hotel and other services, which is based upon a specific review of certain outstanding receivables and historical collection performance. In determining the amount of the allowance, the Partnership is required to make certain estimates and assumptions. Actual results may differ from these estimates and assumptions.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Promotional Allowances

Gross revenues include the retail value of the complimentary food, beverage and hotel services provided to patrons. The retail value of these promotional allowances is deducted from gross revenues to arrive at net revenues. The costs of such complimentaries have been included in gaming costs and expenses in the accompanying consolidated statements of operations and consist of:

	For the Years Ended December 31,
	2000	2001	2002
Rooms	$10,123,000	$10,177,000	$9,254,000
Food and Beverage	20,976,000	20,103,000	19,793,000
Other	3,061,000	2,269,000	811,000

	$34,160,000	$32,549,000	$29,858,000

Income Taxes

The accompanying consolidated financial statements do not include a provision for federal income taxes of the Partnership, since any income or losses allocated to the partners are reportable for federal income tax purposes by the partners.

Under the New Jersey Casino Control Act (the “Casino Control Act”) and the regulations promulgated thereunder, the Partnership and Funding are required to file a consolidated New Jersey corporation business tax return.

As of December 31, 2002, the Partnership had New Jersey state net operating loss carryforwards of approximately $109,000,000, which is available to offset taxable income through the year 2009. The net operating loss carryforward results in a deferred tax asset of $9,810,000, which has been offset by a valuation allowance of $9,810,000 as utilization of such carryforward is not certain.

On July 3, 2002, the State of New Jersey passed the New Jersey Business Tax Reform Act. This Act, among other things, requires the suspension of the use of the New Jersey net operating loss carryforward for two years and the introduction of a new Alternative Minimum Assessment amount under the New Jersey corporate business tax based on gross receipts or gross profits, as defined. The New Jersey Business Tax Reform Act is retroactive to January 1, 2002. In accordance with the Act, the Partnership has recorded a provision for current income tax expense of $1,200,000 for the year ended December 31, 2002.

Inventories

Inventories of provisions and supplies are carried at the lower of cost (first-in, first-out basis) or market.

Property and Equipment

Property and equipment are recorded at cost and depreciated on the straight-line method over the estimated useful lives of the related assets, which are: 40 years for buildings and building improvements; and 2 - 7 years for furniture, fixtures and equipment. Depreciation expense includes amortization of assets under capital lease obligations.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Lived Assets

The provisions of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” requires, among other things, that an entity review its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Partnership does not believe that any such changes have occurred.

Advertising Expense

The Partnership expenses advertising costs as they are incurred. Advertising expense was $3,883,000, $3,042,000, and $2,736,000 for the years ended December 31, 2000, 2001, and 2002, respectively.

Statements of Cash Flows

For purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less, at the time of purchase, to be cash equivalents.

Recent Accounting Pronouncements

In July 2001, the FASB issued Statement No. 141 “Business Combinations” (“SFAS 141”) and Statement No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. The effect of adoption of these pronouncements did not have any impact on the Partnership.

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The Partnership does not expect the adoption of SFAS No. 143 to have an impact on the Partnership’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard is effective for fiscal years beginning after December 31, 2001. The Partnership adopted SFAS No.144 on January 1, 2002 and the effect of adoption had no impact to the Partnership.

In April, 2002, the FASB issued SFAS No. 145, “Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 requires, among other items, gains or losses of extinguishment of debt to be classified as income (loss) from continuing operations rather than as an extraordinary item as previously required under SFAS No. 4 unless such extinguishment is determined to be extraordinary pursuant to Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Transactions”. SFAS No.145 was effective for financial statements issued on or after May 15, 2002. The Partnership adopted the provisions of SFAS No. 145 during 2002, and the effect of adoption was not material to the Partnership.

In June 2002 the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This pronouncement, which nullifies EITF 94-3, “Liability Recognition for Certain Employee

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Termination Benefits and Other Costs to Exit on Activity (including Certain Costs Incurred in a Restructuring)”, addresses the accounting and reporting for costs associated with exit or disposal activities and is effective for exit or disposal activities initiated after December 31, 2002. The Partnership does not expect the adoption of SFAS No. 146 to have a material impact on the Partnership’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the Partnership, the initial recognition, measurement provision and disclosure requirements of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Partnership is currently evaluating what impact, if any, adoption of FIN No. 45 will have on its financial position, results of operations, or liquidity.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities, the consolidated requirement is effective for interim or annual financial statements beginning after June 15, 2003. The Partnership does not believe that it has any variable interest entities, which will be subject to consolidation pursuant to Fin No. 46.

Reclassifications

Certain reclassifications and disclosures have been made to the prior period financial statements in order to conform to the 2002 presentation.

(3)    Long-Term Debt

Long-term debt consists of:

	December 31, 2001	December 31, 2002
Mortgage Notes, due 2003 (Net of discount of $13,137,000 and $7,054,000, respectively)	$229,004,000	$235,087,000
PIK Notes, due 2005 (Net of discount of $4,991,000 and $4,089,000, respectively)	133,356,000	152,063,000
Senior Notes	62,000,000	—
Working Capital Loan	5,000,000	—
Term Credit Facility, due 2003	—	70,000,000
Capital lease obligations	8,201,000	11,580,000

Total debt	437,561,000	468,730,000
Less-current maturities	4,385,000	309,256,000

Long-term debt	$433,176,000	$159,474,000

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Mortgage Notes bear interest at 11 3/4%, payable in cash semiannually, and mature on November 15, 2003. The Mortgage Notes may be redeemed at Funding’s option at a rate of 100% through their maturity date. If the Mortgage Notes are called for redemption, there is a 30 day call period where the Mortgage Notes remain outstanding and continue to accrue interest pursuant to the terms of the Mortgage Note Indenture.

The PIK Notes bear interest at 13 7/8% payable at Funding’s option in whole or in part in cash and through the issuance of additional PIK Notes through November 15, 2003. After November 15, 2003, interest on the PIK Notes is payable in cash at the rate of 13 7/8%. The PIK Notes mature on November 15, 2005. The PIK Notes may be redeemed at Funding’s option at 100% of the principal amount under certain conditions, as defined in the PIK Note Indenture, and a specified percentage is required to be redeemed from the proceeds of any equity offering of the Partnership. If the PIK Notes are called for redemption, there is a 30 day call period where the PIK Notes remain outstanding and continue to accrue interest pursuant to the terms of the PIK Note Indenture. Interest payments of $15,188,000, $17,368,000 and $17,805,000 in 2000, 2001 and 2002, respectively, were satisfied by the issuance of additional PIK Notes. THCR Holdings owns approximately 91% of the PIK Notes.

The terms of both the Mortgage Notes and PIK Notes include limitations on the amount of additional indebtedness the Partnership may incur, distributions, investments and other business activities of the Partnership.

The Mortgage Notes are secured by a promissory note of the Partnership to Funding (the “Partnership Note”) in an amount and with payment terms necessary to service the Mortgage Notes. The Partnership Note is secured by a mortgage on Trump Marina and substantially all of the other assets of the Partnership. The Partnership Note has been assigned by Funding to the Trustee to secure the repayment of the Mortgage Notes. In addition, the Partnership has guaranteed (the “Guaranty”) the payment of the Mortgage Notes, which Guaranty is secured by a mortgage on Trump Marina. The Partnership Note and the Guaranty are expressly subordinated to the indebtedness of the Term Credit Facility and the liens on the mortgages securing the Partnership Note and the Guaranty are subordinate to the liens securing the Term Credit Facility.

The PIK Notes are secured by a subordinated promissory note of the Partnership to Funding (the “Subordinated Partnership Note”), which has been assigned to the Trustee for the PIK Notes, and the Partnership has issued a subordinated guaranty (the “Subordinated Guaranty”) of the PIK Notes. The Subordinated Partnership Note and the Subordinated Guaranty are expressly subordinated to the Term Credit Facility, the Partnership Note and the Guaranty.

On June 12, 2002, the Partnership entered into a $70,000,000 term credit facility (the “Term Credit Facility”) which matures on November 1, 2003 and bears interest at a rate based on the Eurodollar rate (LIBOR based) (6.9375% as of December 31, 2002). The Term Credit Facility is secured by substantially all of the Partnership’s assets on a first priority basis. On July 12, 2002, the net proceeds from the Term Credit Facility were used to redeem the Senior Notes and Working Capital Loan.

The Partnership has entered into various capital leases which are secured by the related equipment. These leases mature on various dates during the years 2003 through 2005.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum payments under capital leases as of December 31, 2002, are as follows:

2003	$5,627,000
2004	4,945,000
2005	3,590,000

Total minimum payments	14,162,000
Less: amount representing interest	2,582,000

Present value of minimum lease payments	$11,580,000

The aggregate maturities of long-term debt, including capital leases, as of December 31, 2002 are as follows:

2003	$316,310,000
2004	4,093,000
2005	159,470,000

$479,873,000

The ability of the Partnership and Funding to pay their indebtedness when due, will depend on the ability of the Partnership to either generate cash from operations sufficient for such purposes or to refinance such indebtedness on or before the date on which it becomes due. Cash flow from operations will not be sufficient to repay a substantial portion of the principal amount of the debt at maturity. The future operating performance of the Partnership and the ability to refinance this debt will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Funding, TCHI or the Partnership. There can be no assurance that the future operating performance of the Partnership will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing this debt or other attempts to raise capital.

(4)    Related Party Transactions

Trump Management Fee

The Partnership has a Services Agreement (the “Services Agreement”) with Trump Casinos II, Inc. (“TCI-II”), a corporation wholly-owned by Donald J. Trump (“Trump”). Pursuant to the terms of the Services Agreement, TCI-II is obligated to provide the Partnership, from time to time, when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other similar and related services with respect to the business and operations of the Partnership, including such other services as the managing partner of the Partnership may reasonably request.

Pursuant to the Services Agreement, the Partnership is required to pay an annual fee in the amount of $1,500,000 to TCI-II for each year in which Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined, exceeds $50,000,000. In addition, if the annual fee is attained, TCI-II is to receive an incentive fee equal to 10% of the excess EBITDA over $45,000,000 for such fiscal years. The Services Agreement expires on December 31, 2005.

For the years ended December 31, 2000, 2001 and 2002, the Partnership incurred fees and expenses of $2,306,000, $2,207,000 and $3,454,000, respectively related to the Services Agreement.

The Services Agreement will be terminated upon consummation of the offering.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Partnership Agreement

Under the terms of the Partnership Agreement and the Services Agreement, the Partnership is required to pay all costs incurred by TCI-II. For the years ended December 31, 2000, 2001 and 2002, the Partnership paid no expenses on behalf of TCI-II.

Transactions with Affiliates

At December 31, 2001 and 2002, amounts due to affiliates were $8,184,000 and $4,381,000, respectively. The Partnership has engaged in limited intercompany transactions with Trump Plaza Associates (“Plaza Associates”), Trump Taj Mahal Associates (“Taj Associates”), Trump Administration, a division of Taj Associates (“Trump Administration”), THCR, and the Trump Organization, all of which are affiliates of Trump.

Beginning in late 1997, the Partnership has utilized certain facilities owned by Trump to entertain high-end customers. Management believes that the ability to utilize these facilities has enhanced the Partnerships’ revenues. In 2000, 2001 and 2002, the Partnership incurred approximately $173,000, $7,000 and $10,000, respectively, for customer costs associated with such utilization. Also, in exchange for having Trump’s plane available to customers of Trump Marina, the Partnership has incurred pilot costs of approximately $60,000, $60,000 and $76,000 for the years ended December 31, 2000, 2001 and 2002.

Trump Casino Services, L.L.C. (“TCS”), formed in 1996 for the purpose of realizing cost savings and operational synergies, provided certain administrative functions and certain services to Plaza Associates, Taj Associates and the Partnership. Effective December 31, 2000, TCS was merged into Taj Associates, and the obligations and administrative duties and responsibilities of TCS were assumed by Trump Administration, a division of Taj Associates. Management believes that Trump Administration’s services will continue to result in substantial cost savings and operational synergies for Plaza Associates, Taj Associates and the Partnership. Amounts charged to the Partnership by Trump Administration for these services were $4,902,000, $3,499,000, and $3,391,000 for the years ended December 31, 2000, 2001, and 2002.

(5)    Commitments and Contingencies

Casino License Renewal

The Partnership is subject to regulation and licensing by the New Jersey Casino Control Commission (the “CCC”). The Partnership’s casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of the Partnership and can be revoked at any time. Due to the uncertainty of any license renewal application, there can be no assurance that the license will be renewed. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to the Partnership’s financial condition or for any other reason, the Casino Control Act provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino’s business and property, subject to all valid liens, claims and encumbrances. The Partnership’s license, which is subject to certain continuing reporting and compliance conditions, expires in May 2003, and the Partnership is currently renewing such license with the CCC.

Self Insurance Reserves

Self insurance reserves represent the estimated amounts of uninsured claims related to employee health medical costs, workers’ compensation, general liability and other legal proceedings in the normal course of business. These reserves are established by the Partnership based upon a specific review of open claims as of the balance sheet date as well as historical claims settlement experience, with consideration of incurred but not reported claims as of the balance sheet date. The costs of the ultimate disposition of these claims may differ from these reserve amounts.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases

The Partnership has entered into leases for certain property (primarily land), advertising billboards, and various equipment under operating leases. Rent expense for the years ended December 31, 2000, 2001 and 2002 was $2,913,000, and $3,117,000 and $4,009,000, respectively.

Future minimum lease payments under the noncancellable operating leases are as follows:

2003	$872,000
2004	500,000
2005	504,000
2006	450,000
2007	450,000
Thereafter	3,400,000

$6,176,000

Certain of these leases contain options to purchase the leased properties at various prices throughout the leased terms.

Employment Agreements

The Partnership has entered into employment agreements with certain key employees which will expire on various dates through July 31, 2005. Total minimum commitment on these agreements at December 31, 2002 was approximately $1,552,000.

Legal Proceedings

The Partnership is involved in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, if adversely decided, none of these proceedings would have a material effect on the consolidated financial position of the Partnership.

Casino Reinvestment Development Authority Obligations

Pursuant to the provisions of the Casino Control Act, the Partnership must either obtain investment tax credits, as defined in the Casino Control Act, in an amount equivalent to 1 1/4% of its gross casino revenues, as defined in the Casino Control Act, or pay an alternative tax of 2 1/2% of its gross casino revenues. Investment tax credits may be obtained by making qualified investments, as defined, or by depositing funds which may be converted to bonds by the Casino Reinvestment Development Authority (the “CRDA”), both of which bear interest at below market rates. The Partnership is required to make quarterly deposits with the CRDA to satisfy its investment obligations.

For the years ended December 31, 2000, 2001 and 2002, the Partnership charged to operations $3,680,000, $1,432,000 and $3,762,000, respectively, to give effect to the below market interest rates and valuation allowance adjustments associated with CRDA deposits and bonds. From time to time, the Partnership has elected to donate funds it has on deposit with the CRDA for various projects. Donations in the amounts of $5,769,000, $682,000 and $3,957,000 were made during the years ended December 31, 2000, 2001 and 2002, respectively. As a result of these donations, the Partnership charged to operations $2,553,000, $303,000 and $2,638,000 during the years ended December 31, 2000, 2001 and 2002, respectively.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)    Debt Renegotiation Costs

The Partnership was seeking to refinance or modify the terms of their long-term debt throughout 2002. For those refinancing efforts that the Partnership decided not to pursue, the Partnership has expensed the costs related to these efforts in the accompanying statement of operations. Such costs included $121,000 in travel related expenses which were paid to an entity which is affiliated to the Chairman of THCR.

(7)    Employee Benefit Plans

The Partnership participates in a retirement savings plan, Trump Capital Accumulation Plan, for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 20% of their earnings (as defined) to the plan up to the maximum amount permitted by law, and the Partnership will match 50% of an eligible employee’s contributions up to a maximum of 6% of the employee’s earnings. The Partnership recorded charges of approximately $1,086,000, $1,090,000 and $1,029,000 for matching contributions for the years ended December 31, 2000, 2001 and 2002, respectively.

The Partnership makes payments to various trusteed multi-employer pension plans under industry-wide union agreements. The payments are based on the hours worked by or gross wages paid to covered employees. It is not practical to determine the amount of payments ultimately used to fund pension benefit plans or the current financial condition of the plans. Under the Employee Retirement Income Security Act, the Partnership may be liable for its share of the plans’ unfunded liabilities, if any, if the plans are terminated or if the Partnership withdraws from participation in such plans. Pension expense charged to operations for the years ended December 31, 2000, 2001 and 2002 was $1,054,000, $1,281,000 and $1,301,000, respectively.

The Partnership provides no other material post employment benefits.

(8) Fair	Value of Financial Instruments

The carrying amount of the following financial instruments of the Partnership and Funding approximate fair value, as follows: (a) cash and cash equivalents, receivables and payables based on the short-term nature of these financial instruments, (b) CRDA bonds and deposits based on the allowances to give effect to the below market interest rates, and (c) Term Credit Facility based upon the current interest rate being reflective of fair value.

The fair values of the Mortgage Notes and PIK Notes are based on quoted market prices as follows:

	December 31, 2001
	Carrying Amount	Fair Value
Mortgage Notes	$229,004,000	$186,449,000
PIK Notes	$133,356,000	$74,707,000

	December 31, 2002
	Carrying Amount	Fair Value
Mortgage Notes	$235,087,000	$234,877,000
PIK Notes	$152,063,000	$135,851,000

At December 31, 2001, there were no quoted market prices for the Partnership’s Senior Notes and Working Capital Loan. A reasonable estimate of their value could not be made without incurring excessive costs.

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9)    Financial Information of Funding

Financial information relating to Funding is as follows:

	December 31, 2001	December 31, 2002
Assets:
Mortgage Notes Receivable, net of unamortized discount of $13,137,000 and $7,054,000	$229,004,000	$235,087,000
PIK Notes Receivable, net of unamortized discount of $4,991,000 and $4,089,000	133,356,000	152,063,000
Senior Notes Receivable	62,000,000	—

Total Assets	$424,360,000	$387,150,000

Liabilities and Capital:
Mortgage Notes Payable, net of unamortized discount of $13,137,000 and $7,054,000	$229,004,000	$235,087,000
PIK Notes Payable, net of unamortized discount of $4,991,000 and $4,089,000	133,356,000	152,063,000
Senior Notes Payable	62,000,000	—

Total Liabilities and Capital	$424,360,000	$387,150,000

	For the Years Ended December 31,
	2001	2002
Interest Income	$58,322,000	$58,702,000
Interest Expense	58,322,000	58,702,000

Net Income	$—	$—

(10)    Financial Information of TCHI

Financial information relating to TCHI is as follows:

	December 31, 2001	December 31, 2002

Total Assets (including Working Capital Loan Receivable of $5,000,000 at December 31, 2001)	$5,000,000	$—

Total Liabilities and Capital (including Working Capital Loan Payable of $5,000,000 at December 31, 2001)	$5,000,000	$—

	For the Years Ended December 31,
	2001	2002
Interest Income	$515,000	$273,000
Interest Expense	515,000	273,000

Net Income	$—	$—

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(11)    Quarterly Financial Data (unaudited)

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Revenues (Restated)	$57,462,000	$60,987,000	$72,208,000	$62,262,000
Income from Operations	3,798,000	6,046,000	13,126,000	7,625,000
Net Loss	(10,594,000)	(8,623,000)	(1,875,000)	(7,760,000)

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Revenues (Restated)	$63,212,000	$68,490,000	$76,858,000	$61,689,000
Income from Operations	8,464,000	10,030,000	13,611,000	2,521,000
Net Loss	(7,112,000)	(5,677,000)	(3,388,000)	(13,655,000)

During the quarter ended September 30, 2002, the Partnership reclassified certain costs (primarily bus coin) from costs and expenses to promotional allowances to be consistent with prevailing industry practices. Such amounts totaled $886,000, $804,000, $636,000, $499,000 for the three months ended March 31, 2001, June 30, 2001, September 30, 2001, and December 31, 2001 and $590,000 and $606,000 for the three months ended March 31, 2002 and June 30, 2002, respectively. All prior periods in the accompanying financial statements have been restated related to this reclassification.

(12)    Pending Transactions

Trump Casino Holdings, LLC (“TCH”), a wholly owned subsidiary of THCR, is currently seeking to issue, in one or more private placement transactions, Mortgage Notes (“Notes”). Pursuant to the terms of such transactions as currently contemplated, the Partnership would legally change its name to Trump Marina Associates, L.P. and would become a wholly owned subsidiary of TCH. THCR and TCH currently anticipate using a portion of the proceeds of the Notes to redeem all of the outstanding principal balance of the Mortgage Notes due in 2003, the PIK Notes held outside THCR due in 2005, and the Term Credit Facility due in 2003. Additionally, upon the successful completion of the Offering Memorandum and the issuance of the Notes, the PIK Notes held by THCR will be contributed to the Partnership and retired. There can be no assurance that the issuance of the Notes and the related transactions discussed above will occur.

SCHEDULE II

TRUMP’S CASTLE ASSOCIATES, L.P. AND SUBSIDIARY

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Charged to Costs and Expenses	Other Changes (Deductions)		Balance at End of Period

YEAR ENDED DECEMBER 31, 2000:
Allowance for doubtful accounts	$2,001,000	$1,318,000	$(1,105,000	)(A)	$2,214,000

Valuation allowance for CRDA investments	$5,819,000	$3,680,000	$(4,513,000	)(B)	$4,986,000

YEAR ENDED DECEMBER 31, 2001:
Allowance for doubtful accounts	$2,214,000	$1,313,000	$(675,000	)(A)	$2,852,000

Valuation allowance for CRDA investments	$4,986,000	$1,432,000	$(1,569,000	)(B)	$4,849,000

YEAR ENDED DECEMBER 31, 2002:
Allowance for doubtful accounts	$2,852,000	$2,100,000	$(2,477,000	)(A)	$2,475,000

Valuation allowance for CRDA investments	$4,849,000	$3,762,000	$(4,051,000	)(B)	$4,560,000

(A)	Write-off of uncollectible accounts.
(B)	Reversal of allowance applicable to contribution of CRDA investments.

REPORT OF INDEPENDENT AUDITORS

Stockholder of

Trump Indiana, Inc.

We have audited the accompanying balance sheet of Trump Indiana, Inc. as of December 31, 2002, and the related statements of operations, capital and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Indiana, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 14, 2003

THE FOLLOWING REPORT OF ARTHUR ANDERSEN LLP IS A COPY OF A PREVIOUSLY ISSUED REPORT THAT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Trump Indiana, Inc.:

We have audited the accompanying balance sheets of Trump Indiana, Inc. (a Delaware corporation) as of December 31, 2001 and 2000, and the related statements of operations, capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Indiana, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/    ARTHUR ANDERSEN LLP

Roseland, New Jersey

March 13, 2002

TRUMP INDIANA, INC.

BALANCE SHEETS

	December 31, 2001	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$11,863,000	$7,897,000
Accounts receivable, net of allowance for doubtful accounts of $127,000 and $132,000, respectively	961,000	920,000
Inventories	237,000	332,000
Surety bond and related interest	1,384,000	1,819,000
Prepaid expenses and other current assets	593,000	1,031,000
Due from Buffington Harbor Riverboats, LLC	216,000	378,000

Total current assets	15,254,000	12,377,000

Property and equipment:
Building and improvements	14,707,000	14,717,000
Riverboat and improvements	34,159,000	34,239,000
Furniture, fixtures and equipment	30,180,000	40,211,000

	79,046,000	89,167,000
Less accumulated depreciation and amortization	27,411,000	33,873,000

Net property and equipment	51,635,000	55,294,000

Other assets:
Investment in Buffington Harbor Riverboats, LLC	33,889,000	31,842,000
Prepaid rent to Buffington Harbor Parking Associates	8,843,000	9,140,000
Other assets, net	9,194,000	3,576,000

Total other assets	51,926,000	44,558,000

Total assets	$118,815,000	$112,229,000

LIABILITIES AND CAPITAL

Current liabilities:
Current maturities of long-term debt	$5,817,000	$6,214,000
Accounts payable and accrued expenses	10,223,000	7,414,000
Obligation to City of Gary	—	4,975,000

Total current liabilities	16,040,000	18,603,000

Long-term debt, net of current maturities	23,067,000	18,742,000
Due to THCR Holdings	42,553,000	32,566,000
Obligation to City of Gary	9,768,000	—

Total liabilities	91,428,000	69,911,000

Capital:
Common stock, no par value, 1,500 shares authorized, 100 shares issued and outstanding	1,000	1,000
Additional paid-in capital	61,801,000	61,801,000
Accumulated other comprehensive loss	(372,000)	(938,000)
Accumulated deficit	(34,043,000)	(18,546,000)

Total capital	27,387,000	42,318,000

Total liabilities and capital	$118,815,000	$112,229,000

See accompanying notes.

TRUMP INDIANA, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2000	2001	2002
REVENUES:
Gaming	$119,164,000	$123,611,000	$128,747,000
Hotel	4,187,000	4,190,000	3,331,000
Food and beverage	3,167,000	3,369,000	2,891,000
Other	1,325,000	1,623,000	1,910,000

Gross revenues	127,843,000	132,793,000	136,879,000
Less promotional allowances	18,986,000	11,890,000	12,877,000

Net revenues	108,857,000	120,903,000	124,002,000

COST AND EXPENSES:
Gaming	62,145,000	65,390,000	63,038,000
Hotel	2,039,000	2,173,000	1,705,000
Food and beverage	4,321,000	4,417,000	4,421,000
General and administrative	31,708,000	28,106,000	27,900,000
Debt renegotiation costs	—	—	284,000
Depreciation and amortization	7,768,000	6,306,000	6,250,000

	107,981,000	106,392,000	103,598,000

Income from operations	876,000	14,511,000	20,404,000

NONOPERATING INCOME (EXPENSE):
Interest income	585,000	735,000	273,000
Interest expense	(5,675,000)	(5,349,000)	(3,951,000)
Other nonoperating income (expense)	(218,000)	100,000	1,219,000

Nonoperating expense, net	(5,308,000)	(4,514,000)	(2,459,000)

Income (loss) before equity in loss from Buffington Harbor, LLC and income taxes	(4,432,000)	9,997,000	17,945,000

Equity in loss from Buffington Harbor, LLC	(3,134,000)	(2,808,000)	(2,448,000)
Income tax expense	—	(150,000)	—

Net income (loss)	$(7,566,000)	$7,039,000	$15,497,000

See accompanying notes.

TRUMP INDIANA, INC.

STATEMENTS OF CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

	Shares of Common Stock	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 1999	100	$1,000	$53,619,000	$(33,516,000)	$—	$20,104,000
Capital contribution from Trump Hotels & Casino Resorts Holdings, L.P.	—	—	7,732,000	—	—	7,732,000
Comprehensive loss:
Net loss	—	—	—	(7,566,000)	—	(7,566,000)

Total comprehensive loss						(7,566,000)

Balance, December 31, 2000	100	1,000	61,351,000	(41,082,000)	—	20,270,000
Capital contribution from Trump Hotels & Casino Resorts Holdings, L.P.	—	—	450,000	—	—	450,000
Comprehensive income:
Net income	—	—	—	7,039,000	—	7,039,000
Adjustment for interest rate swap	—	—	—	—	(372,000)	(372,000)

Total comprehensive income						6,667,000

Balance, December 31, 2001	100	1,000	61,801,000	(34,043,000)	(372,000)	27,387,000
Comprehensive income:
Net income	—	—	—	15,497,000	—	15,497,000
Adjustment for interest rate swap	—	—	—	—	(566,000)	(566,000)

Total comprehensive income						14,931,000

Balance, December 31, 2002	100	$1,000	$61,801,000	$(18,546,000)	$(938,000)	$42,318,000

See accompanying notes.

TRUMP INDIANA, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2000	2001	2002
Cash flows from operating activities
Net income (loss)	$(7,566,000)	$7,039,000	$15,497,000
Depreciation and amortization	7,768,000	6,306,000	6,250,000
Amortization of loan costs	151,000	760,000	450,000
Provision for doubtful accounts	102,000	117,000	203,000
Amortization for City of Gary development agreement	3,700,000	667,000	—
Equity in loss from Buffington Harbor, LLC	3,134,000	2,808,000	2,448,000
Gain (loss) on sale of fixed assets	(109,000)	(126,000)	—
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
(Increase) decrease in interest receivable	—	(306,000)	1,201,000
(Increase) decrease in accounts receivable	(289,000)	(199,000)	(162,000)
Decrease (increase) in inventories	39,000	34,000	(95,000)
Decrease (increase) in prepaid expenses and other current assets	158,000	(17,000)	(436,000)
(Increase) decrease in other assets	(8,016,000)	(1,895,000)	3,444,000
Increase (decrease) in accounts payable and accrued expenses	1,287,000	1,323,000	(2,813,000)
Increase (decrease) in due to affiliates	2,515,000	564,000	(10,151,000)
Decrease in obligation to City of Gary	—	(7,233,000)	(4,793,000)

Net cash provided by operating activities	2,874,000	9,842,000	11,043,000

Cash flows from investing activities
Investment in Buffington Harbor Riverboats, LLC	(1,534,000)	(112,000)	(401,000)
Purchase of property and equipment	(2,379,000)	(3,306,000)	(9,910,000)
Proceeds from sale of fixed assets	2,123,000	322,000	—

Net cash used in investing activities	(1,790,000)	(3,096,000)	(10,311,000)

Cash flows from financing activities
Debt issuance cost	(290,000)	(1,918,000)	(208,000)
Contributed capital	—	450,000	—
Repayments of debt	(6,290,000)	(27,341,000)	(7,535,000)
Proceeds from borrowing	5,000,000	27,500,000	3,045,000

Net cash used in financing activities	(1,580,000)	(1,309,000)	(4,698,000)

Net (decrease) increase in cash and cash equivalents	(496,000)	5,437,000	(3,966,000)
Cash and cash equivalents, beginning of year	6,922,000	6,426,000	11,863,000

Cash and cash equivalents, end of year	$6,426,000	$11,863,000	$7,897,000

See accompanying notes.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2002, 2001 And 2000

(1)    Operations

Trump Indiana, Inc. (the Company) is a wholly-owned subsidiary of Trump Hotels and Casino Resorts Holdings, L.P. (THCR Holdings). THCR Holdings is currently owned approximately 63.4% by Trump Hotels and Casino Resorts, Inc. (THCR), a Delaware corporation, as both a limited and general partner and approximately 36.6% by Donald J. Trump (Trump) as a limited partner.

The Company operates a riverboat (the Riverboat) and a 300 room hotel located at Buffington Harbor on Lake Michigan, approximately 25 miles southeast of downtown Chicago. The Riverboat is one of 11 riverboat gaming projects permitted under current Indiana law and one of five located in northern Indiana.

The Company and the Majestic Star Casino, LLC (Barden) are the two holders of certificates of suitability for Buffington Harbor and each owns 50% of Buffington Harbor Riverboats, LLC (BHR). The Company and Barden have entered into an agreement (the BHR Agreement) relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of the Company’s and Barden’s separate riverboat casinos as Buffington Harbor. The Company and Barden are equally responsible for the operating expenses of the common land-based facilities at such site. There can be no assurance that the Company and/or Barden will be able to fund their respective share of future capital contributions or operating expenses.

(2)    Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Gaming revenues represent the net win from gaming activities, which is the difference between amounts wagered and amounts won by patrons. Revenues from hotel and other services are recognized at the time the related services are performed.

The Company provides an allowance for doubtful accounts arising from casino activities, which is based upon a specific review of certain outstanding receivables as well as historical collection performance. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collections. Actual results could differ from those estimates and assumptions. A rollforward of the Company’s allowance for doubtful accounts is as follows:

	Year ended December 31,
	2000	2001	2002
Beginning balance	$141,000	$82,000	$127,000
Bad debt expense charged to operations	102,000	117,000	203,000
Write-offs	(161,000)	(72,000)	(198,000)

Ending balance	$82,000	$127,000	$132,000

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Promotional Allowances

The retail value of food and beverages and hotel rooms provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses and total $620,000, $670,000 and $680,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

Property and Equipment

Property and equipment is carried at cost and depreciated on the straight-line method using rates based on the following estimated useful lives:

Buildings	40 years
Riverboat	30 years
Furniture, fixtures and equipment	3-7 years

Investment in Buffington Harbor Riverboats, LLC

The Company accounts for its investment in BHR under the equity method of accounting. In accordance with the BHR Agreement, the Company and Barden pay berthing and other fees in an amount to cover the operating expenses of BHR. Berthing fees and other fees paid are included in general and administrative expenses in the accompanying statements of operations. As of December 31, 2001 and 2002, the Company had amounts due from BHR of approximately $216,000 and $378,000, respectively.

Selected financial information of BHR is as follows:

	December 31
	2001	2002
Cash	$317,646	$50,505
Total current assets	$782,001	$441,535
Property, plant, and equipment, net	$69,650,069	$65,616,042
Total assets	$70,543,548	$66,165,991
Total current liabilities	$2,745,899	$2,499,369
Total liabilities	$2,745,899	$2,499,369
Total members’ equity	$67,797,649	$63,666,622

	Year ended December 31
	2000	2001	2002
Gross revenues	$17,814,012	$16,468,581	$16,095,365
Operating loss	$(4,350,334)	$(5,981,620)	$(4,794,560)
Net loss	$(4,117,338)	$(5,595,475)	$(4,848,863)

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In September 2000, Buffington Harbor Parking Associates (BHPA) was formed as a joint venture between Trump Indiana and Barden for the purpose of constructing and operating a parking garage (see Note 5).

Long-Lived Assets

The provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires, among other things, that an entity review its long-lived assets for impairment whenever changes in circumstances indicating that the carrying amount of an asset may not be fully recoverable. The Company does not believe that any such changes have occurred.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense was $747,000, $907,000, and $769,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

Statements of Cash Flows

The following supplemental disclosures are made to the statements of cash flows.

	Year ended December 31
	2000	2001	2002
Cash paid during the year for interest	$2,779,000	$2,588,000	$1,909,000

Supplemental disclosure of non-cash activities:
Contribution of capital by and forgiveness of amount due to THCR Holdings	$7,732,000	$450,000	$—

Fixed assets purchased under capital leases	$2,773,000	$1,953,000	$107,000

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities – an Amendment of FASB Statement No. 133.” The Company recognizes derivatives on the balance sheet at fair value.

It is the policy of the Company to identify on a continuing basis the need for debt capital and evaluate the financial risk inherent in funding the Company with debt capital. Reflecting the results of this ongoing review, the debt portfolio and hedging program of the Company is managed with the objective and intent to reduce the interest rate risk of the debt in accordance with certain debt management parameters. The Company enters into interest rate swap agreements to change the fixed/variable rate debt within the parameters established by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the Company’s debt portfolio. Accordingly, at December 31, 2002, the Company had an interest rate swap agreement to effectively convert variable-rate debt to fixed-rate debt.

Accumulated Other Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” established the concept of comprehensive income. Comprehensive income is defined as net income plus revenue, expenses, gains and losses that, under generally accepted accounting principles is comprised of changes in the fair value of derivatives and hedging instruments designated as cash flow hedges. The Company’s accumulated other comprehensive income is presented in the Statements of Capital.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Under SFAS 109, deferred tax asset and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed.

New Accounting Pronouncements

In July 2001, the FASB issued Statement No. 141, “Business Combinations” (SFAS 141) and Statement No. 142 “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for the purchase method that are completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. The Company does not believe that the provisions of SFAS 141 and SFAS 142 have a material effect on its financial position or results of operations.

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The Company does not believe that the adoption of SFAS No. 143 has an impact on the Company’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets.” This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard is effective for fiscal years beginning after December 31, 2001. The Company adopted SFAS No. 144 on January 1, 2002, and the effect of adoption had no impact to the Company.

In April 2002, the FASB issued No. 145, “Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires, among other items, gains or losses of extinguishment of debt to be classified as income (loss) from continuing operations rather than as an extraordinary item as previously required under SFAS No. 4 unless such extinguishment is determined to be extraordinary pursuant to Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Transactions.” SFAS No. 145 was effective for financial statements issued on or after May 15, 2002. The Company adopted the provisions of SFAS No. 145 during 2002, and the effect of adoption had no impact to the Company.

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This pronouncement, which nullifies EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit on Activity (including Certain Costs Incurred in a Restructuring),” addresses the accounting and reporting for costs associated with exit or disposal activities. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). The

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the Company, the initial recognition, measurement provision and disclosure requirements of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Company is currently evaluating what impact, if any, adoption of FIN No. 45 will have on its financial position, results of operations or liquidity.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities, the consolidated requirement is effective for interim or annual financial statements beginning after June 15, 2003. The Company does not believe that it has any variable interest entities, which will be subject to consolidation pursuant to FIN No. 46.

Reclassifications

Certain reclassifications and disclosures have been made to the prior year financial statements for them to be in conformity with the current year presentation.

(3)    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31:

	2001	2002
Trade accounts payable	$926,000	$1,373,000
Accrued compensation and related expenses	1,566,000	1,670,000
Accrued litigation expenses	1,448,000	—
Accrued progressive jackpot liability	784,000	687,000
Accrued property and other taxes payable	3,261,000	2,840,000
Other	2,238,000	844,000

	$10,223,000	$7,414,000

(4)    Long-Term Debt

Long-term debt consists of the following as of December 31:

	2001	2002
Note payable—riverboat and hotel (a)	$25,582,000	$21,891,000
Note payable (b)	—	2,201,000
Capitalized leases (c)	3,302,000	864,000

	28,884,000	24,956,000
Less current maturities	5,817,000	6,214,000

	$23,067,000	$18,742,000

(a)

On April 27, 2001, the Company entered into a loan agreement with a bank group for $27,500,000. Proceeds from the loan were used to pay off debt for the riverboat, the hotel, a $5,000,000 bridge loan and to provide

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

working capital. As a result of an interest rate swap arrangement entered into contemporaneously with the bank loan, the new debt bears a fixed rate of interest of 8.85% on $10,000,000 of principal, and a floating rate applies to the balance of the loan. At December 31, 2001 and 2002, the rate on the floating portion was a blended rate of 5.44% and 5.77%, respectively. The loan amortizes based upon an assumed 84 month term and matures with a balloon payment payable at the end of 60 months.

At December 31, 2002, the Company’s derivative financial instruments consisted of an interest rate swap with a notional amount of $10,000,000, that effectively converts an equal portion of its debt from a floating rate to a fixed rate. The interest rate swap qualifies as a cash flow hedge pursuant to SFAS No. 133, which allows the Company to record related gains and losses in other comprehensive income. An unrealized loss of $372,000 and $566,000, attributable to the change in the fair value of the interest rate swap, has been recorded as “Accumulated other comprehensive loss” in the equity sections of the respective balance sheets for the years ended December 31, 2001 and 2002, respectively.

(b)	On May 13, 2002, the Company entered into a loan agreement with a bank for $3,100,000. Proceeds from the loan were used to purchase slot equipment which secures the loan. The loan bears an interest rate of 0.625% per annum above the Prime Rate and the loan amortizes over a 24 month term. The interest rate at December 31, 2002 was 5.375%.

(c)	Mortgage notes payable and capitalized lease obligations with interest rates ranging from 6.5% to 13.00%. The notes and lease obligations are due at various dates between 2002 and 2006 and are secured by underlying real property or equipment.

As of December 31, 2002, the present value of net minimum lease payments under capital leases are as follows:

2003	$715,000
2004	150,000
2005	54,000
2006	8,000
2007	—

927,000
Less amount representing interest	63,000

Present value of minimum lease payments	$864,000

The aggregate maturities of long-term debt in each of the years subsequent to 2002 are:

2003	$6,214,000
2004	4,651,000
2005	3,981,000
2006	10,110,000
2007	—

Thereafter	$24,956,000

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(5)    Operating Leases

The Company leases property and office equipment under operating leases. Rent expense for the years ended December 31, 2000, 2001 and 2002 was approximately $132,000, $142,000 and $1,006,000, respectively.

Future minimum lease payments under noncancellable operating leases are as follows:

2003	$1,175,000
2004	1,404,000
2005	1,590,000
2006	1,556,000
2007	1,552,000
Thereafter	11,116,000

$18,393,000

In September 2000, Buffington Harbor Parking Associates (BHPA) was formed as a 50/50 joint venture between Trump Indiana and an affiliate of Barden for the purpose of constructing and operating a parking garage. The estimated cost of the parking garage, including the land, was approximately $25,000,000.

BHPA separately leases the parking garage to each of (i) Trump Indiana pursuant to a parking lease, dated June 19, 2001 (the Trump Indiana Garage Lease), and (ii) Barden under a substantially identical lease agreement. The term of the Trump Indiana Garage Lease is until December 31, 2018. The rent installment, paid by Trump Indiana for the Trump Indiana Garage Lease, was approximately $8.8 million, which will be amortized on a straight-line basis over the term of the lease. In addition, Trump Indiana is obligated to pay BHPA a monthly rent equal to (i) 50% of BHPA’s debt service on the $17.1 million financing (the Financing) to build the parking garage and (ii) 50% of any construction costs incurred by BHPA in excess of the net proceeds of the Financing. In the event either party defaults on its rental obligation under its garage lease with BHPA, the other party will be obligated to pay rent in an amount sufficient to satisfy 100% of BHPA’s debt service obligations on the Financing. Rent expense for the year ending December 31, 2002 was $829,000. No rent expense was incurred in prior years as the parking garage was completed in 2002.

(6)    Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Deferred income taxes consist of the following at December 31, 2001 and 2002:

	2001	2002
Deferred tax assets:
Net operating losses	$13,941,000	$8,679,000
Amortization of license costs	9,271,000	8,270,000
Other	1,449,000	2,489,000

Total deferred tax assets	24,661,000	19,438,000

Deferred tax liabilities:
Depreciation	(7,557,000)	(8,536,000)
Loss in Joint Venture	(1,519,000)	(1,039,000)
Other	(280,000)	(720,000)

Total deferred tax liabilities	(9,356,000)	(10,295,000)

Net deferred tax assets	15,305,000	9,143,000
Valuation allowance	(15,305,000)	(9,143,000)

Net deferred taxes	$—	$—

As it is uncertain whether the Company will realize full benefit from its net operating tax losses, a valuation allowance has been provided. The valuation allowance recorded at December 31, 2000 was $16,661,000.

The primary difference between the statutory federal income tax rate and the effective rate is due to the utilization of net operating loss carryforwards. The Company has a federal net operating loss carryforward of $22,181,000 and state net operating loss carryforwards of $18,321,000, which expire from 2018 to 2021.

(7)    Commitments and Contingencies

Indiana Gaming Regulations

The ownership and operation of Riverboat gaming operations in Indiana are subject to strict state regulations under the Riverboat Gambling Act (the Act) and the administrative rules promulgated thereunder. The Company is required to renew its riverboat owner’s license with the Indiana Gaming Commission (IGC) on an annual basis. The IGC may place restrictions, conditions or requirements on the permanent riverboat owner’s license. An owner’s initial license expires five years after the effective date of the license, and unless the owner’s license is terminated, expires or is revoked, the owner’s license may be renewed annually by the IGC upon satisfaction of certain conditions contained in the Act. The IGC has adopted certain rules and has published others in proposed or draft form which are proceeding through the review and final adoption process. The IGC also has indicated its intent to predict what effect, if any, the amendment of existing rules or the finalization of new rules might have on the operations of the Company.

Trump Indiana Certificate of Suitability and City of Gary Development Agreement

As a condition to the Certificate of Suitability, Trump Indiana has committed to invest approximately $153,000,000 in the Indiana Riverboat, including certain related projects of the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to continue riverboat operations as required by the IGC may result in revocation of the Certificate of Suitability. There can be no assurance that Trump Indiana will be able to

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

comply with terms of the Certificate of Suitability. As part of the $153,000,000 commitment discussed above, Trump Indiana is obligated to fund $21,000,000 of specific economic development and infrastructure projects of the City of Gary. This obligation has been fully accrued over the five-year license period and approximately $3,700,000, $668,000 and $0 has been charged to operations during the years ended December 31, 2000, 2001, and 2002, respectively. As of December 31, 2002, $4,975,000 remains payable to the City of Gary related to the total $153,000,000 commitment discussed above. During 1998, the Company paid $10,000,000 for a surety bond which guarantees the mandated infrastructure payments. This amount has been reduced as improvements have been made, and approximately $1,800,000 (including interest) remains and is recorded as a current asset in the accompanying balance sheet at December 31, 2002. The Company anticipates the additional funding of $3,175,000 to complete the remaining commitment to the City of Gary will be made during 2003.

In addition, Trump Indiana established the Trump Indiana Foundation (Foundation), a private foundation founded for charitable purposes primarily within the City of Gary and Lake County, Indiana. Trump Indiana initially funded $1,000,000 to the Foundation and is required to make annual contributions of $100,000.

Gaming Taxes

Under Indiana’s gaming law prior to August 5, 2002, a tax was imposed on admissions to gaming excursions at a rate of $3 for each person admitted to the gaming excursion. Beginning on August 5, 2002, under Indiana’s gaming law, a $3 tax is imposed on admission to the gaming facility and no longer per excursion. For the years ended December 31, 2000, 2001 and 2002, the Company paid admission fees of approximately $9,034,000, $9,496,000 and $7,975,000, respectively.

The State of Indiana also imposes a tax on adjusted gaming receipts, as defined. The amount of this tax was 20% through July 1, 2002; 22.5% from July 1, 2002 to August 5, 2002; and a graduated rate subsequent to August 5, 2002, as follows:

Gaming Receipts	Tax %
$0—$25 Million	15%
$25—$50 Million	20%
$50—$75 Million	25%
$75—$150 Million	30%
Over $150 Million	35%

For the years ended December 31, 2000, 2001 and 2002, the Company paid State gaming taxes of approximately $23,814,000, $24,873,000 and $24,776,000.

A tax is imposed by the City of Gary on the adjusted gaming receipts, as defined, at a rate of 4%. For the years ended December 31, 2000, 2001 and 2002, the Company paid $4,763,000, $4,167,000 and $5,140,000 to the City of Gary, respectively.

Indiana Wagering Tax Add-Back

In July 1999, the Indiana Department of Revenue (Department) issued a Letter of Findings to an Indiana gaming company that the Riverboat Waging Tax (RWT), a tax deducted in computing Federal taxable income is not deductible when computing Indiana adjusted gross income because the RWT represents a tax that is “based on or measured by income.” The entity that received the Letter of Findings, with the assistance of the Indiana Casino Association, of which Trump Indiana is a member, is vigorously contesting this finding in the Indiana Tax Court on the basis that the RWT is an excise tax, which is excluded from Indiana’s add-back requirements.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Department has issued proposed assessments of $3,720,000 plus interest for the 1996, 1997 and 1998 calendar years to Trump Indiana. The Company has estimated that the amount of the potential exposure for the period of 1999 through 2002, including interest, is approximately $9,098,000. Trump Indiana filed a written protest of assessments with the Department in November 2000 and plans to contest this matter vigorously. Management believes that it has meritorious legal defense to the assessment and, accordingly, no provision has been made in these financial statements for additional Indiana State taxes. It is reasonably possible that the Company’s estimates related to this matter may change in the near term.

The Department has agreed to stay further proceedings with the Trump Indiana proposed assessments until the Indiana Tax Court case noted above is resolved. A summary judgment motion hearing of the Tax Court case was held in April 2001 and the findings of the Tax Court are pending.

Indiana Use Tax Matter

Included in Other Assets is a $1,822,000 payment for sales and use tax assessed on the Company’s riverboat vessel and on which the Company is appealing. The Company made this payment in 2002 in order to avoid incurring interest and penalties while this matter is under appeal. The Company’s appeal is based on the fact that it pays property taxes on the riverboat vessel as the vessel was determined to be real property by the taxing authority, and therefore, not susceptible to a use tax. Management believes that the amount will be fully recoverable upon settlement of the appeal.

Other

The Company is currently undergoing an IRS examination for the tax years 1995 to 1997. Although the outcome of the examination is not complete, the Company believes there will be no material impact to the Company’s financial condition or results of operations.

Legal Proceedings

Commencing in early 1994, the Company, through its Indiana counsel, had discussions with eight Indiana residents regarding the potential purchase by such residents of 7.5% of the nonvoting stock of the Company. These residents have asserted a right to purchase stock in the Company. During 1997, the Company settled with four of the eight plaintiffs for a total of $1,407,000. A final payment of $150,000 was paid in 2001. During 1998, the Company settled with two of the remaining four plaintiffs for a total of $810,000, of which $130,000 was paid in 1999 and 2000. A final payment of $130,000 was paid in 2002.

During 1999, the remaining two plaintiffs commenced litigation. On March 3, 1999, consequential damages were assessed by the United States District Court against the Company for breach of contract in the amount of $1,334,000 and the Company recorded a charge to operations for this matter during 1999. In June 2001, the United States Seventh Circuit Court of Appeals overturned the lower court’s ruling and remanded the case back to the United States District Court for another trial. On September 3, 2002, the United States Court of Appeals for the Seventh Circuit summarily affirmed the entry of final judgment by the United States District Court in favor of Trump Indiana, Inc. Plaintiffs’ Petitions for Rehearing of this decision were also summarily denied by the Seventh Circuit Court of Appeals on October 17, 2002. The deadline for further appealing these decisions has expired. As a result, the March 3, 1999 verdict in favor of the plaintiffs and against Trump Indiana, Inc. in the amount of $1,334,000 has been reversed and final judgment has been entered on behalf of the Company; accordingly, the Company reversed the liability previously recorded in 1999 and recorded a non-operating gain of $1,334,000 in the accompanying 2002 statement of operations.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Self-Insurance Reserves

Self-insurance reserves are provided for the estimated amounts of uninsured claims related to workmen’s compensation and personal injury claims that have occurred in the usual course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

(8)    Retirement Savings Plan

The Company has a retirement savings plan (the Plan) for its employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 20% of their earnings to the Plan and the Company will match 50% of the first 6% of an eligible employee’s contributions. Employer contributions to the Plan for the years ended December 31, 2000, 2001 and 2002 were $133,000, $131,000 and $155,000, respectively.

(9)    Transactions with Affiliates

During 2001, THCR Holdings forgave $450,000, of amounts due from Trump Indiana. This amount has been reflected as a capital contribution in the accompanying statements of capital.

Amounts due to THCR Holdings bear interest at an annual rate of 15%. Interest expense related to these amounts is included in the accompanying Statements of Operations and is approximately $2,785,000, $1,964,000 and $1,479,000 for the years ended December 31, 2000, 2001, and 2002, respectively. In addition, the Company was charged management fees by THCR Holdings amounting to $4,664,000, $4,700,000 and $6,114,000 in 2000, 2001 and 2002, respectively, pursuant to a management services agreement.

(10)    Quarterly Financial Data (unaudited)

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Revenues	$30,190,000	$30,894,000	$30,465,000	$29,354,000
Income from Operations	3,125,000	3,507,000	4,003,000	3,876,000
Net Income	1,354,000	1,569,000	1,983,000	2,133,000

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Revenues	$31,857,000	$30,186,000	$32,287,000	$29,672,000
Income from Operations	5,503,000	4,610,000	6,293,000	3,998,000
Net Income	3,818,000	2,755,000	4,866,000	4,058,000

(11)    Pending Transactions

Trump Casino Holdings, LLC (“TCH”), a wholly owned subsidiary of THCR, is currently seeking to issue, in one or more private placement transactions, Mortgage Notes (“Notes”). Pursuant to the terms of such transactions as currently contemplated, the Company would become a wholly owned subsidiary of TCH. THCR and TCH currently anticipate using a portion of the proceeds of the Notes to redeem all of the outstanding principal balance of the note payable—riverboat and hotel and related interest rate swap agreement discussed in Note 4.

REPORT OF INDEPENDENT AUDITORS

Members

THCR Management Services, LLC

We have audited the accompanying balance sheet of THCR Management Services, LLC as of December 31, 2002, and the related statements of operations, changes in members’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of THCR Management Services, LLC at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/    ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 14, 2003

THE FOLLOWING REPORT OF ARTHUR ANDERSEN LLP IS A COPY OF A PREVIOUSLY ISSUED REPORT THAT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of THCR Management Services, LLC:

We have audited the accompanying balance sheet of THCR Management Services, LLC (a Delaware limited liability company) as of December 31, 2001 and the related statement of operations and cash flows for the two months then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of THCR Management Services, LLC as of December 31, 2001, and the results of its operations and its cash flows for the two months then ended, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN, LLP

Roseland, New Jersey

March 13, 2002

THCR MANAGEMENT SERVICES, LLC

BALANCE SHEETS

	December 31
	2001	2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$354,000	$—
Restricted cash	4,800,000	—
Management fee receivable	—	300,000
Interest receivable	17,000	—
Due from THCR Management Holdings	—	254,000

Total current assets	5,171,000	554,000

Note receivable	3,535,000	—
Deferred financing costs, net of accumulated amortization of $115,000 and $90,000, respectively	2,135,000	223,000

Total assets	$10,841,000	$777,000

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Current maturities of long-term debt	$2,750,000	$1,268,000
Accrued expenses	83,000	5,000

Total current liabilities	2,833,000	1,273,000
LONG-TERM DEBT, NET OF CURRENT MATURITIES	8,250,000	—

MEMBERS’ DEFICIT:
Contributed capital	—	1,076,000
Accumulated deficit	(242,000)	(1,572,000)

Total members’ deficit	(242,000)	(496,000)

Total liabilities and members’ deficit	$10,841,000	$777,000

See accompanying notes.

THCR MANAGEMENT SERVICES, LLC

STATEMENTS OF OPERATIONS

	Two months ended December 31, 2001	Year ended December 31, 2002
Management fees	$—	$2,710,000
General and administrative expenses	—	1,115,000

Income from operations	—	1,595,000
Interest income	38,000	278,000
Interest expense	(280,000)	(3,203,000)

Net loss	$(242,000)	$(1,330,000)

See accompanying notes.

THCR MANAGEMENT SERVICES, LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	Contributed Capital	Accumulated Deficit	Total
Balance at November 1, 2001	$—	$—	$—
Net loss	—	(242,000)	(242,000)

Balance at December 31, 2001	—	(242,000)	(242,000)
Contribution from THCR Holdings, LP	1,076,000	—	1,076,000
Net loss	—	(1,330,000)	(1,330,000)

Balance at December 31, 2002	$1,076,000	$(1,572,000)	$(496,000)

See accompanying notes.

THCR MANAGEMENT SERVICES, LLC

STATEMENTS OF CASH FLOWS

	Two months ended December 31, 2001	Year ended December 31, 2002
Cash flows from operating activities
Net loss	$(242,000)	$(1,330,000)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of deferred financing costs	115,000	2,476,000
Allocation of expenses from THCR Holdings	—	1,076,000
Increase in receivables	(17,000)	(537,000)
Increase (decrease) in accrued expenses	83,000	(78,000)

Net cash (used in) provided by operating activities	(61,000)	1,607,000

Cash flows from investing activities
Repayment of note receivable	—	7,497,000
Advances on note receivable	(3,535,000)	(3,962,000)

Net cash (used in) provided by investing activities	(3,535,000)	3,535,000

Cash flows from financing activities
Proceeds from borrowings of long-term debt	11,000,000	2,200,000
Payment of long-term debt	—	(11,932,000)
Debt issuance costs	(2,250,000)	(564,000)

Net cash provided by (used in) financing activities	8,750,000	(10,296,000)

Net increase (decrease) in cash and cash equivalents	5,154,000	(5,154,000)
Cash and cash equivalents at beginning of period	—	5,154,000

Cash and cash equivalents at end of period	$5,154,000	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$83,000	$806,000

See accompanying notes.

THCR MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002

(1)    Organization and Nature of Business

THCR Management Services, LLC (the Company) is a Delaware limited liability company formed in December 1996. In October 2001, 100% of the Company’s membership interests were transferred to THCR Management Holdings, LLC (THCR Management), a Delaware limited liability company wholly owned by Trump Hotels & Casino Resorts Holdings, LP (THCR Holdings), a Delaware limited partnership. THCR Holdings is currently owned approximately 63.4% by Trump Hotels & Casino Resorts, Inc. (THCR), a Delaware corporation, as both a limited and general partner and approximately 36.6% by Donald J. Trump (Trump) as a limited partner. THCR Management has no operations, and its’ only asset is $254,000 of cash at December 31, 2002 which was advanced to THCR Management by the Company during 2002 (see Note 5).

(2)    Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term marketable equity securities with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Approximately $4,800,000 in cash at December 31, 2001 was restricted for further funding of the construction loan and payment of interest on the loan as described in Note 3.

Deferred Financing Costs

Deferred financing costs represent fees paid in connection with the issuance of long-term debt. Such fees are amortized to interest expense over the term of the respective debt instrument.

Income Taxes

The accompanying financial statements do not include a provision for federal and state income taxes, since any income or losses allocated to the members are reportable for federal income tax purposes by individual partners.

Revenue Recognition

Management fees are recognized in the period in which they are earned. All management fees are from one entity (see Note 3).

THCR MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In July 2001, the FASB issued Statement No. 141 “Business Combinations” (“SFAS 141”) and Statement No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. The effect of adoption of these pronouncements did not have any impact on the Company.

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have an impact on the Company’s financial results.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard is effective for fiscal years beginning after December 31, 2001. The Company adopted SFAS No. 144 on January 1, 2002 and the effect of adoption had no impact on the Company.

In April. 2002, the FASB issued No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 requires, among other items, gains or losses of extinguishment of debt to be classified as income (loss) from continuing operations rather than as an extraordinary item as previously required under SFAS No. 4 unless such extinguishment is determined to be extraordinary pursuant to Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Transactions”. SFAS No.145 was effective for financial statements issued on or after May 15, 2002. The Company adopted the provisions of SFAS No. 145 during 2002, and the effect of adoption was not material to the Company.

In June 2002 the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This pronouncement, which nullifies EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit on Activity (including Certain Costs Incurred in a Restructuring)”, addresses the accounting and reporting for costs associated with exit or disposal activities and is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the Company, the initial recognition, measurement provision and disclosure requirements of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Company is currently evaluating what impact, if any, adoption of FIN No. 45 will have on its financial position, results of operations or liquidity.

THCR MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities, the consolidated requirement is effective for interim or annual financial statements beginning after June 15, 2003. The Company does not believe that it has any variable interest entities, which will be subject to consolidation pursuant to FIN No. 46.

Reclassifications

Certain reclassifications and disclosures have been made to the prior year financial statements for them to be in conformity with the current year presentation.

(3)    Twenty-Nine Palms Development

On April 27, 2000, as amended on March 28, 2002, the Company entered into a management agreement (“Management Agreement”) with the Twenty-Nine Palms Band of Luiseno Mission Indians of California, a sovereign Native American nation (the Tribe). On April 15, 2002, the Management Agreement was approved by the National Indian Gaming Commission and on April 16, 2002, the Company commenced operating the Trump 29 Casino pursuant to the Management Agreement.

The Management Agreement provides that the Company will manage and direct all business and affairs in connection with the day-to-day operation, management and maintenance (the Management Services) of the Tribe’s recently renovated and expanded casino renamed Trump 29 Casino, which opened on April 2, 2002. The term of the Management Agreement is for five years and expires during April 2007. Commencing in April 2005, an affiliate of the Tribe has the option of buying-out the Company from the Management Agreement for an early termination fee as defined in the Management Agreement. Pursuant to the Management Agreement, in consideration for the Management Services, the Company receives an annual fee based on a percentage of Net Revenues (as defined in the Management Agreement) for each year of the term (the Management Fee). Subject to the rights of the Tribe’s lenders and payment of certain priority amounts under the Management Agreement, the management fee is payable monthly in amounts equal to the accrued management fee for the preceding month plus any accrued and unpaid amounts. The Management Fee shall be payable monthly in amounts equal to the accrued Management Fee for the preceding month plus any accrued, unpaid amounts. Management fee revenue was $2,710,000 for the year ended December 31, 2002. To assist the Tribe in the renovation of the Trump 29 Casino, Trump Hotels & Casino Resorts Development Company, LLC (THCR Development), a subsidiary of THCR Holdings entered into a Gaming Facility Construction and Development Agreement, dated April 27, 2000 (the Development Agreement), with the Tribe. Pursuant to the Development Agreement, THCR Development and the Palms Enterprise constructed, furnished, and equipped a gaming resort on the Tribe’s existing 75,000 square-foot casino. This construction was completed during 2002 with an additional wing including a casino floor and certain dining and entertainment facilities.

To enable the Tribe to complete the construction and renovation of the Tribe’s casino, the Company agreed to act as a participant in the Tribe’s construction loan (the Tribe Construction Loan) committing to provide the Tribe with up to $15,800,000 of the $58,000,000 total financing for the project. The Tribe Construction Loan bore interest at the prime rate (as defined) plus 1% and matured during August 2007. On November 2, 2001, the Company entered into a loan agreement with the Trust Company of the West and certain affiliates thereof (the

THCR MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

TCW Lenders), pursuant to which the TCW Lenders agreed to loan up to $18,800,000 to the Company to enable the Company to fund its participation in the Tribe Construction Loan and to pay related expenses (the Management Loan).

On November 2, 2001, $11,000,000 of the $18,800,000 commitment under the Management Loan was advanced to the Company, of which approximately $8,300,000 was escrowed to fund the participation of the Company in the Tribe Construction Loan, and approximately $2,700,000 was allocated to pay fees, expenses and to make required escrow deposits in connection with the Management Loan. During 2002, additional lender participants were added to the lending group funding the Tribe Construction Loan and consequently, the Company’s participation in the Tribe Construction Loan was reduced from $15,800,000 to $8,300,000. As of December 31, 2001, $3,535,000 of the $8,300,000 had been funded to the Tribe.

During 2002, the Company funded an additional $3,962,000 out of the escrow account to the Tribe in connection with the Tribe Construction Loan. On September 12, 2002, the Company assigned its interest in the Tribe’s construction loan to a group of unrelated third-party lenders. The proceeds of such assignment were used by the Company, together with the proceeds of a new $2.2 million loan described below, to satisfy the Company’s outstanding indebtedness on the Management Loan. In connection with the repayment of the Management Loan, the Company wrote-off approximately $1,700,000 of unamortized deferred financing costs associated with the Management Loan. The write-off of this amount is included in interest expense in the accompanying statement of operations.

On September 12, 2002, the Company entered into a $2.2 million loan agreement with First National Bank (“FNB Loan”). The FNB Loan bears interest at the rate of nine percent (9.0%) per annum and matures during April 2003. The FNB Loan is secured by a pledge of the management fee payable to the Company under the Management Agreement.

(4)    Contributed Capital

During the year ended December 31, 2002, THCR Holdings, the 100% indirect owner of THCR Management Services, LLC, incurred expenses on behalf of the Company. These expenses included payroll, travel, and consulting fees. The amount of these costs, which have been reflected in the accompanying financial statements as a contributed capital, totaled $1,076,000 for the year ended December 31, 2002. Prior to January 1, 2002, THCR Holdings incurred start-up and other costs related to obtaining approval of the Management Agreement and related procedures.

(5)    Related Party Transactions

Amounts due from THCR Management represent cash advanced to THCR Management. The amount does not bear interest, and there are no definitive repayment terms.

The Company incurred approximately $208,000 of expenses related to the usage of Trump’s plane for officers and other employees of THCR to travel to the Trump 29 Casino.

THCR Development, a wholly owned subsidiary of THCR Holdings, entered into a development and construction agreement (“Development Agreement”) with the Tribe dated April 27, 2000. Pursuant to the terms of the Development Agreement as amended on March 28, 2002, THCR Development shall receive a development and construction fee from the Tribe in the amount of $2,460,000 related to services provided in connection with the construction of certain facilities at the Trump 29 Casino. Upon receipt of the payment of this fee by THCR Development (which had not occurred as of December 31, 2002), the Company shall become a guarantor of certain indebtedness of the Tribe in an amount equal to the amount of the development fee received by THCR Development.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

(6)    Quarterly Financial Data (Unaudited)

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Management fees	$—	$—	$—	$—	$—
Income from operations	—	—	—	—	—
Net income (loss)	—	—	—	(242,000)	(242,000)

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Management fees	$—	$1,114,000	$693,000	$903,000	$2,710,000
Income from operations	(9,000)	635,000	294,000	675,000	1,595,000
Net income (loss)	(337,000)	326,000	(1,706,000)	387,000	(1,330,000)

During the quarter ended September 30, 2002, the Company recorded a charge to interest expense of approximately $1,700,000 related to the write-off of deferred financing fees associated with an extinguished debt obligation.

(7)    Pending Transactions

THCR is contemplating a reorganization of certain of its subsidiaries. As currently contemplated, this reorganization would cause the Company to become a wholly owned subsidiary of Trump Casino Holdings, LLC. Simultaneous with the reorganization, Trump Casino Holdings would issue, in one or more private transactions, Mortgage Notes (“Notes”). A portion of the proceeds from the issuance of the Notes is currently contemplated to be used to pay the outstanding balances on the FNB Loan. Additionally, the Company’s right to the management fee under the Management Agreement will be pledged as collateral on the Notes. There can be no assurance that these transactions will occur in the format discussed above.

RISK FACTOR

A downturn in the regional economies, high energy and gasoline prices and adverse winter weather conditions could negatively impact our financial performance.

Moderate or severe economic downturns or adverse conditions in our markets may negatively affect our operations. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming and other leisure activities we offer are discretionary expenditures and participation in such activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn.

Our owned businesses use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, any substantial increases in the cost of electricity and natural gas in the United States may negatively affect our operating results. The extent of impact is subject to the magnitude and duration of the energy price increases, but this impact could be material.

Moreover, a majority of our patrons drive automobiles to our owned and managed casino properties. High gasoline prices could reduce automobile travel to our locations. In addition, adverse winter weather conditions reduce automobile travel, particularly to our New Jersey property. Accordingly, our business, assets, financial condition and results of operations could be adversely affected by a weakening of regional economic conditions and high gasoline prices or adverse winter weather conditions.

Weather conditions in the Northeast were particularly harsh in January and February of 2003, which limited automobile travel in our Atlantic City market. Consequently, Trump Marina’s slot and table game revenues for the first two months of 2003 were approximately $3.4 million less than its slot and table game revenues in the same two-month period of the prior year. Trump Marina’s EBITDA also decreased by approximately $4.0 million in the same two-month period.